Exhibit 4.16(b)

English translation for information only

1 December 2004

EURO DISNEYLAND IN FRANCE

Phase IA and Additional Land

Phase IA Credit Facility Agreement dated 5 September 1989 as Amended and Restated

EURO DISNEYLAND S.N.C.
and
EURO DISNEY ASSOCIES S.C.A.
as Borrowers

and

THE BANKS
as listed

BNP PARIBAS
as Agent

Legal advisers to the Agent

Slaughter and May
112, avenue Kléber
75116 Paris

Legal advisers to the Borrowers

Freshfields Bruckhaus Deringer
2 - 4, rue Paul Cézanne
75008 Paris

TABLE OF CONTENTS

SECTION I INTRODUCTION

1.	DEFINITIONS AND INTERPRETATION

2.	TOTAL OUTSTANDING AMOUNT

SECTION II SECURITY INTERESTS

3.	SECURITY INTERESTS

SECTION III INTEREST

4.	INTEREST

5.	OVERDUE AMOUNTS

SECTION IV LOAN ACCOUNTS

6.	LOAN ACCOUNTS

7.	AUTHORISED INVESTMENTS

SECTION V REPAYMENT

8.	MANDATORY REPAYMENT

9.	PREPAYMENT

SECTION VI CHANGES IN CIRCUMSTANCES

10.	INABILITY TO DETERMINE ANY BASE RATE

11.	ADDITIONAL COSTS

12.	IMPOSSIBILITY

13.	WITHHOLDING

14.	CONSEQUENTIAL ACTION

SECTION VII FEES, EXPENSES, STAMP DUTIES

15.	FEES

16.	COSTS AND EXPENSES

17.	ENFORCEMENT EXPENSES

18.	STAMP DUTY AND REGISTRATION FEES

SECTION VIII PAYMENTS

19.	PAYMENTS BY BORROWERS

20.	PAYMENT DATE

21.	APPLICATION OF PAYMENTS

SECTION IX REPRESENTATIONS AND WARRANTIES

22.	REPRESENTATIONS AND WARRANTIES

SECTION X UNDERTAKINGS

23.	GENERAL UNDERTAKINGS

24.	PROJECT UNDERTAKINGS

25.	INFORMATION UNDERTAKINGS

SECTION XI EVENTS OF DEFAULT

26.	CONSEQUENCES OF EVENT OF DEFAULT

27.	LIST OF EVENTS OF DEFAULT

SECTION XII CO-DEBTOR, INDEMNITIES, NO RECOURSE AND SUBROGATION

28.	CO-DEBTOR

29.	INDEMNITIES

30.	NO RECOURSE AGAINST FINANCING COMPANY PARTNERS, FINANCING COMPANY NOT A CO-DEBTOR

31.	SUBROGATION

SECTION XIII THE AGENT AND THE BANKS

32.	THE AGENT

33.	THE BANKS

34.	INDEPENDENT CONTRACT

35.	NO RESPONSIBILITIES FOR THE PROJECT OR THE MANAGEMENT OF EITHER BORROWER

SECTION XIV INSURANCE CONSULTANT

36.	INSURANCE CONSULTANT

SECTION XV DESIGNATED OFFICES AND TRANSFERS

37.	DESIGNATED OFFICES

38.	ASSIGNMENT BY BORROWERS

39.	ASSIGNMENT BY THE BANKS

SECTION XVI CONFIDENTIALITY

40.	CONFIDENTIALITY

SECTION XVII MISCELLANEOUS

41.	PROCEDURES FOR IDENTIFICATION OF BORROWERS

42.	NOTICES

43.	CALCULATIONS AND DETERMINATIONS

44.	EVIDENCE ACCOUNTS

45.	SUCCESSORS AND ASSIGNS

46.	NO WAIVER

47.	EFFECTIVE GLOBAL RATE

48.	SURVIVAL OF WARRANTIES

49.	SEVERABILITY OF PROVISIONS

50.	AMENDMENTS AND ABSENCE OF NOVATION

51.	LANGUAGE

SECTION XVIII GOVERNING LAW AND JURISDICTION

52.	GOVERNING LAW

53.	JURISDICTION

SCHEDULE 1 BANKS

SCHEDULE 2 FORM OF NOTICE OF INTEREST PERIOD

SCHEDULE 3 FORM OF NOTICE OF TRANSFER TO THE AGENT

SCHEDULE 4 INSURANCE MEMORANDUM

INDEX

SCHEDULE 4 INSURANCE MEMORANDUM

PART ONE OBLIGATIONS OF THE BORROWERS RELATING TO INSURANCE

SCHEDULE 4 INSURANCE MEMORANDUM

PART TWO INSURANCE RELATING TO THE OPERATION PHASE

SCHEDULE 4 INSURANCE MEMORANDUM

PART THREE MANDATORY ENDORSEMENT

SCHEDULE 4 INSURANCE MEMORANDUM

PART FOUR FORM OF CERTIFICATE TO BE SENT TO THE AGENT BY THE INSURANCE BROKERS ON BEHALF OF THE BORROWERS

SCHEDULE 4 INSURANCE MEMORANDUM

PART FIVE NOTICE OF DELEGATION

SCHEDULE 5 SECURITY INTERESTS

PART ONE PLEDGE OF AMOUNTS UNDER THE LOAN ACCOUNTS (CONTRAT DE NANTISSEMENT DU SOLDE DES COMPTES DE PRÊTS)

SCHEDULE 5 SECURITY INTERESTS

PART TWO (A) ADDITIONAL RECOURSE TO A THIRD PARTY DEBTOR (CONVENTION DE DÉLÉGATION IMPARFAITE) OF CO-DEBTORS OTHER THAN THE OPERATING COMPANY

SCHEDULE 5 SECURITY INTERESTS

PART TWO (B) ADDITIONAL RECOURSE TO A THIRD PARTY DEBTOR (CONVENTION DE DÉLÉGATION IMPARFAITE) OF THE OPERATING COMPANY

BETWEEN:

1)                                    EURO DISNEYLAND S.N.C., a French société en nom collectif whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, registered at the Trade and Companies Registry of Meaux under number B 350 141 818;

2)                                    EURO DISNEY ASSOCIES S.C.A., a French société en commandite par actions whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, registered at the Trade and Companies Registry of Meaux under number B 397 471 822;

(hereinafter referred to together as the “Borrowers”),

3)                                    The BANKS;

as hereinafter defined,

AND

4)                                    BNP PARIBAS a French société anonyme whose registered office is at 16, boulevard des Italiens, 75009 Paris as agent,

(hereinafter referred to as the “Agent”),

WHEREAS:

(A)                             Pursuant to a Phase IA Credit Amendment and Restatement Agreement dated 1 December 2004, the parties thereto agreed (a) to compile a consolidated version of the multi-currency loan and letter of credit facilities agreement dated 5 September 1989, including the amendments made by the supplemental agreements dated 10 August 1994 and 17 March 1995 respectively and the authorisation and waiver requests relating to the Covenants dated 6 September 1999, (b) to amend that consolidated version with a view to (i) excluding therefrom historical provisions which have become irrelevant, updating certain references, clarifying the drafting of certain clauses, joining the tranches into a single tranche, converting the letter of credit facility into a loan facility, converting the revolving credit facilities into term loans, deleting the currencies other than the Euro, reflecting the consequences of the Contribution, and (ii) implementing the Memorandum of Agreement, and (c) restating the Agreement’s unamended provisions, all as provided in the amended and restated agreement scheduled thereto.

(B)                               This amended and restated agreement is the agreement so scheduled; at the Restatement Date, Euro Disney Associés S.C.A. (“Euro Disney Associés”) became party to the Agreement, in substitution for Euro Disney S.C.A., pursuant to a contribution agreement dated 30 September 2004 as amended on 8 November 2004.

(C)                               At the Restatement Date, after being prepaid in part, the amount of the Euro Disney Associés Loan is € 84,798,748.59 and the amount of the Euro Disneyland S.N.C. Loan is € 188,689,495.75.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

SECTION I
INTRODUCTION

1.                                     DEFINITIONS AND INTERPRETATION

(A)                             Except where the context otherwise requires, terms defined in the Agreement and the Schedules have the meanings ascribed to them in the Amended and Restated Common Agreement or in the Covenants and, in addition, the following terms have the following respective meanings:

“Additional Land” means that land, not being land required for Phase IA, with an area of approximately 73 hectares described in the Phase IA Development Plan, but excluding any part thereof by reference to whose purchase price the Total Outstanding Amount shall have been reduced in accordance with paragraph (G)(2)(b)(ii) of Clause 23 (General undertakings).

“Agent” means BNP Paribas and any successor Agent appointed in accordance with Clause 32 (The Agent).

“Agreement” means the multi-currency loan and letter of credit facilities agreement dated 5 September, 1989 between the Borrowers and the Banks as amended and restated on the Restatement Date.

“Asset Sales Agreement (Protocole Meubles)” means the agreement dated 26 April 1989 entitled Protocole de Vente de Meubles between Euro Disney S.C.A. and the Financing Company, as amended.

“Authorised Investment” means any of the following:

(1)                                  securities (valeurs mobilières) bearing interest or sold at a discount, issued or guaranteed by any country or corporation whose long-term unsecured debt is rated at the time of purchase at least “AA” (whether graded plus or minus or otherwise qualified) by Standard and Poor’s Rating Services, a division of the Mc Graw Hill Companies Inc. (“S&P”) or “Aa” (whether graded 1, 2 or 3 or otherwise qualified) by Moody’s Investor Services, Inc. (“Moody’s”);

(2)                                  certificates of deposit issued by and bankers acceptances of any bank whose short-term unsecured debt is rated at the time of purchase at least “P1” by Moody’s or “A1” by S&P;

(3)                                  commercial paper or promissory notes issued by any company whose short-term unsecured debt is rated at the time of purchase at least “P1” by Moody’s or “A1” by S&P;

(4)                                  accounts, whether current or deposit, with any deposit-taking institution whose short-term and long-term unsecured debt are rated, at the date upon which sums are credited thereto, respectively at least “P1” and “Aa” by Moody’s and “A1” and “AA” by “S&P”;

(5)                                  debt securities issued or guaranteed by the European Union, the European Investment Bank or the World Bank;

(6)                                  deposits with CDC; or

(7)                                  any other investment approved from time to time by the Agent,

provided that each of such investments (unless otherwise agreed by the Agent) shall be denominated in Euro, shall mature not more than six months after the date of its acquisition, subscription or realisation, and shall be readily marketable at the time the same shall be so acquired, subscribed or realised.

“Banks” means the financial institutions whose respective names at 1 December 2004 are set out in Schedule 1, Part One, their respective successors in title and assigns and any other financial institution to which the rights, benefits and/or obligations of any Bank under the Agreement may eventually be assigned, in whole or in part, pursuant to Clause 39 (Assignment by the Banks).

“Base Rate” means:

(i)                                     in respect of any Interest Period applicable to any Loan (or part thereof), EURIBOR; and

(iii)                               in respect of any other period applicable to any amount payable by a Borrower, EONIA.

“Borrower” means either the Financing Company or the Operating Company and “Borrowers” means both of them.

“Borrowers’ Certificate” means the certificate referred to in paragraph (A) of Clause 26 (Information Undertaking).

“Business Day” means a whole day on which banks are open for business (i) in Paris and London and (ii) where a payment is to be made in Euro, which is a TARGET Day.

“CDC Loans” means the CDC Ordinary Loans and the CDC Participating Loans.

“CDC Sharing Agreement” means the agreement dated 30 October 1989 between CDC and the Banks, as amended by supplemental agreements dated 10 August 1994 and 1 December 2004 2004 respectively, pursuant to which CDC and the Banks agreed as to the sharing of certain Security Interests.

“Common Agreement” means the agreement dated 10 August 2004 between the Banks, CDC, the Phase IB Lenders, the Phase IA Partners, Euro Disney S.C.A., acting in its name and on behalf of the subsidiaries listed in the schedule to such agreement, the Financing Company, EDL Hôtels SCA acting in its name and on behalf of the Subsidiaries listed in the schedule to such agreement and the SNC Hotel Companies, as amended pursuant to the waiver and authorisation requests dated 25 September 1995, 6 September 1999, 7 September 2001 and 30 September 2002 as amended and restated between Euro Disney and the same parties in accordance with the Common Agreement Amendment and Restatement dated 1 December 2004.

“Convention sur le Rang” means the agreement dated 30 October 1989 between the Agent and CDC, as amended by supplemental agreements respectively dated 10 August 1994 and 1 December 2004, relating to mortgages on the same real property.

“Covenants” means the covenants contained in schedule V to the Common Agreement, as amended on the grant of any authorisation or waiver pursuant to the Common Agreement and by the Common Agreement Amendment and Restatement.

“Crédit-Bail Agreement” means the lease (crédit-bail) agreement relating to certain Phase IA assets entered into on 30 June 2004 between the Financing Company as lessor and Euro Disney Associés SNC as lessee, as amended by the supplemental agreements thereto dated 27 September 1994, 27 October 1994, 5 December 1994, 29 December 1994 and 30 January 1995.

“Delegation Agreement” means the agreement dated 30 June 1994 providing for the imperfect delegation (“délégation imparfaite”) to the Banks of Euro Disney Associés SNC by the Financing Company for the payment of sums due by Euro Disney Associés SNC to the Financing Company under the Crédit-Bail Agreement, as amended by a supplemental agreement dated 1 December 2004.

“Designated Office” means, for each Bank, the office through which its participation in the Loans is booked from time to time in accordance with the provisions of Clause 37 (Designated Offices).

“Discharge” means the partial discharge of mortgage referred to in paragraph (B) of the Recitals above and granted pursuant to a notarial instrument dated 8 July 1997.

“Discharge Date” means the date (after the Termination Date) upon which all amounts due contingently or otherwise or outstanding under the Financing Documents shall have been paid or repaid or discharged in full.

“Disney Support Documents” means (i) the Disney Undertaking (but excluding the letter from Disney Enterprises, Inc. to Euro Disneyland SNC dated 30 June 1994) (ii) the Euro Disney S.A.S. Undertaking, (iii) the Remuneration Agreement, (iv) the Funds Agreement, (v) the development agreement and the technical services agreement each dated 28 February 1989 between Euro Disney SA and Euro Disney S.C.A., (vi) the Licence Agreement, (vii) the Waiver of Debt Agreements, (viii) the Standby Revolving Credit Facility, (ix) the New Revolving Credit Facility, (x) to the extent that they regulate the management of the Borrowers, including the payment of fees therefor, their respective statuts, (xi) the Conference Centre Lease and (xii) any other agreement referred to in any of the above-listed documents, entered into between either or both of the Borrowers and one or more Disney Controlled Affiliates or between Disney Controlled Affiliates to the extent that such other agreement provides for services or a licence of intellectual property rights given by a Disney Controlled Affiliate to either of the Borrowers.

“Disney Undertaking” means the letters dated 1 December 2004 from TWDC or Disney Enterprises, Inc. to the Agent or to the Agent, CALYON and CDC, as the case may be.

“EDL Hôtels S.C.A.” means the société en commandite par actions so named whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy.

“EONIA” means, in respect of any period commencing on a Business Day (the “first Business Day”) and ending on the next following Business Day, (i) the rate per annum at which euro deposits are made on the European interbank market at 7 p.m. (Brussels time) on the first Business Day, as determined by the European Union Banking Federation and published electronically by Telerate (on the Restatement Date, on screen 247) or (ii) where such rate is not available, the rate determined by the Agent to be the arithmetic mean (rounded up to the nearest one sixteenth of one per cent (1/16%.)) of the rates per annum, as notified to the Agent by the EURIBOR Reference Banks, at which euro deposits are made in the European interbank market for same day delivery at or about 7 p.m. (Brussels time) on the first Business Day and in an amount comparable to the amount to which such determination relates.

If any EURIBOR Reference Bank shall not notify a rate to the Agent with respect to any such period when requested to do so by the Agent, EONIA for that period shall be calculated by the Agent on the basis of the rates notified by those EURIBOR Reference Banks which have so notified rates. If no or only one EURIBOR Reference Bank notifies a rate to the Agent when requested by the Agent to do so, the provisions of Clause 10 (Inability to determine any Base Rate) shall apply.

“EURIBOR” means (i) the rate per annum, determined by the European Union Banking Federation and published electronically by Telerate at the Restatement Date, on Screen 248, on the second TARGET Day preceding the first day of the relevant Interest Period, at which Euro deposits are offered on the European interbank market at 11 a.m. (Brussels time) on such TARGET Day for a period comparable to such Interest Period and (ii) in respect of any Interest Period for which no rate is published on such TARGET Day as aforesaid, the rate per annum determined by the Agent on the basis of rates notified by the EURIBOR Reference Banks, as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one per cent (1/16%)) of the rates per annum at which, at or about 11 a.m. (Brussels time) two TARGET Days before the beginning of the relevant Interest Period, Euro deposits are offered to them by prime banks for a period comparable to such Interest Period in the

European interbank market in amounts comparable to the Loan to which such Interest Period relates.

If EURIBOR shall be determined on the basis of rates notified by the EURIBOR Reference Banks as provided for in the preceding paragraph, and if any EURIBOR Reference Bank shall not notify a rate to the Agent with respect to any Interest Period when requested by the Agent to do so, EURIBOR for that Interest Period shall be calculated by the Agent on the basis of the rates notified by those EURIBOR Reference Banks which have so notified rates. If no or only one EURIBOR Reference Bank notifies a EURIBOR rate to the Agent when requested by the Agent to do so, the provisions of Clause 10 (Inability to determine any Base Rate) shall apply.

“EURIBOR Reference Banks” means the principal Paris offices of BNP Paribas, Crédit Agricole S.A., Crédit Industriel et Commercial de Paris and Sociéte Générale or any successors thereof appointed by the Agent at any time in accordance with paragraph (L) of Clause 32 (The Agent).

“Euro” or “€” means the single currency adopted as legal tender by member States of the European Union in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Euro Disney S.A.S. Undertaking” means (i) the letter from TWDC dated 1 December 2004 and (ii) the letter dated 1 December 2004 from the manager (gérant) of Euro Disney S.C.A. to the Agent, Caylon and CDC.

“Event of Default” means any of the events or circumstances described in paragraph (1) of Clause 27 (List of Events of Default).

“Financial Year” means the period from 1 October in any year to 30 September in the next following year.  By way of example, the Financial Year for 2005 started on 1 October 2004 and shall end on 30 September 2005.

“Financing Company” means Euro Disneyland SNC but shall not include any subsidiary thereof.

“Financing Documents” means the Agreement, each instrument evidencing or constituting a Security Interest in respect of either Borrower’s obligations under the Agreement and the Amended and Restated Common Agreement.

“Guarantors’ Sharing Agreement” means the agreement dated 26 April 1989 between Banque pour l’Industrie Française, Banque Indosuez and Banque Nationale de Paris, whose respective successors are Banque Finama, CALYON and BNP Paribas, as amended by supplemental agreements dated 10 August 1994, 28 October 1999 and 1 December 2004.

“Indebtedness” means all of the borrowing or other arrangements defined as such in the Covenants.

“Insurance Consultant” means the firm of Insurance consultants appointed from time to time by the Agent on behalf of the Banks as insurance consultant in accordance with Clause 36 (Insurance Consultant).

“Insurance Memorandum” means the provisions set out in Schedule 4.

“Inter-Company Loan Agreements” means (i) the loan agreement between the SNC Hotel Companies as borrowers and EDL Hotels SCA as lender dated 25 March 1991, as amended by the supplemental agreement n° 1 dated 10 August 1994, (ii) the loan agreement between EDL Hotels SCA as borrower and Euro Disney S.C.A. as lender dated 25 March 1991, as amended by two subsequent supplemental agreements and by supplemental agreement n° 3 dated 10 August 1994 and (iii) the loan agreement entered into between Euro Disney S.C.A. as lender and the Financing Company as borrower dated 10 August 1994, as amended by supplemental agreement n° 1 dated 30 September 1999. The amounts outstanding under these agreements at 30 September, 2004 are respectively (i) € 331,657,833.92, (ii) € 123,509,620.31 and (iii) € 833,967,281.94.

“Interest Period” means, with respect to any part of any Loan, the period by reference to which interest is calculated in accordance with Clause 4 (Interest).

“Loan” means, in respect of either Borrower, the aggregate principal amount owed by the relevant Borrower pursuant to the Agreement and for the time being outstanding.

“Loan Accounts” means the accounts numbered 170 062/68 and 170 06074 in the name of the Operating Company with the Agent and account number 0412 12390 in the name of the Financing Company with CALYON and all other accounts opened and maintained in accordance with Clause 6 (Loan Accounts).

“Majority Banks” means Banks whose respective aggregate Commitments exceed 50 per cent. of the Maximum Amount.

“Margin” means 3 per cent. per annum.

“Master Agreement” means the convention pour la création et l’exploitation d’Euro Disneyland en France dated 24 March 1987 between 1. la République Française, 2. la Région d’lle-de-France, 3. le Département de Seine et Marne, 4. la Régie Autonome des Transports Parisiens, 5. l’Etablissement Public d’Aménagement de la Ville Nouvelle de Marne-la-Vallée and 6. l’Etablissement Public d’Aménagement du Secteur IV de la Ville Nouvelle de Marne-la-Vallée of the one part, and the Finance Company and Euro Disney S.C.A., of the other part, as amended by supplemental agreements n°1, 2, 3 and by the Amendment Agreement to the Master Agreement (as defined in the Phase IA Credit Amendment and Restatement Agreement, together with:

(a)                                  the following Unilateral Letters referred to in paragraph 5 of the recitals to the Master Agreement and sent to Disney Enterprises, Inc. (formerly named The Walt Disney Company):

(i)                                    the letter dated 24 March 1987 from the Prime Minister;

(ii)                                 the letter dated 24 March 1987 from the Minister of Economy, Finance and Privatisation;

(iii)                              the letter dated 24 March 1987 from the Minister of Equipment, Housing, Development of the Territory and Transport;

(iv)                             the letter dated 24 March 1987 from the Minister of Social Affairs and Employment enclosing a note from his ministry dated 6 March 1987;

(v)                                the letter dated 24 March 1987 from the Minister responsible for Trade, Handicraft and Services; and

(vi)                             the letter dated 24 March 1987 from the President of the National Commission for Communication and Liberties;

(b)                                 the letter from the Chairman of Disney Enterprises Inc. (formerly named The Walt Disney Company) to the Prime Minister, the President of the Conseil Régional d’lle de France and the President of the Conseil Général de Seine-et-Marne dated 30 December 2004 replacing, from the date of signature of supplemental n° 3 to the Master Agreement, the letter dated 24 March 1987 sent to the same persons; and

(c)                                  the letter dated 24 March 1987 from the Minister responsible for the Budget to Disney Enterprises Inc. (formerly named The Walt Disney Company) dealing with the value of the Land and Volume Rights item in accordance with clauses 16.4.a. and 16.6.2 of the Master Agreement.

“Notice of Interest Period” means a notice substantially in the appropriate form set out in Schedule 2.

“Operating Company” means Euro Disney Associés but shall not include any subsidiary thereof.

“Outstanding Amount” means, in respect of any Bank at any date, the aggregate of its participations in the SCA Loan and the SNC Loan at such date.  The Outstanding Amount at the Restatement Date in respect of each Loan is specified opposite the name of each Bank in Schedule 1.

“Parc Disneyland” means the theme park formerly named “Magic Kingdom” which is part of Phase IA and which comprises “Adventureland”, “Discoveryland”, “Fantasyland”, “Main Street” and “Frontierland”, all installations and movable property relating thereto and all land on which the same shall be situate, but excluding the hotel situated at the main gate of the Parc Disneyland and named Hotel Disneyland.

“Phase IA Assets” means the assets, land and other real property acquired or constructed as part of Phase IA or any one or more of them.

“Phase IA Credit Amendment and Restatement Agreement” means the agreement dated 1 December 2004, in particular amending and restating this Agreement.

“Phase IA Development Plan” means the document of that name describing Phase IA and the acquisition of the Additional Land, prepared in three volumes by the Operating Company and signed for identification purposes by the Operating Company and the Agent prior to 5 September 1989.

“Phase IA Documents” means each and every contract, sub-contract, licence or agreement whatsoever (other than Disney Support Documents, the Crédit Bail Agreement, the Sales Agreement (Protocole de Vente), the VEFA and the Asset Sales Agreement (Protocole Meubles) entered into by either Borrower in connection with the purchase, design or construction of any Phase IA Asset with a contract value exceeding € 15 million.

“Phase IA Partners” means the parties to the Financing Company’s Phase IA Partners Advances Agreement.

“Phase IA Partners’ Advances” means the advances made to the Financing Company by its partners pursuant to the Financing Company’s Phase IA Partners Advances Agreement.

“Phase IB Agreements” means the loan facility agreement and the advances agreement dated 25 March 1991 between EDL Hotels SCA, the SNC Hotel Companies and the Phase IB Lenders, as amended by the Supplemental Phase IB Agreements.

“Phase IB Lenders” means the banks and lenders parties to the Phase IB Agreements.

“Phase IB Supplemental Agreements” means the eight agreements respectively dated 10 August 1994, 12 July 1995, 15 May 1996 and 16 May 2003 amending the Phase IB Agreements, the Phase IB Credit amendment and restatement agreement dated 1 December 2004 and the Phase IB Loan amendment and restatement agreement dated 1 December 2004.

“Potential Event of Default” means any condition, event or circumstance which, with the giving of notice, or the passage of time or both, would constitute an Event of Default.

“Project” means the development comprised in Euro Disneyland en France, as such term is contemplated in the Master Agreement, including, at the Restatement Date, Phase IA, the phase governed by the Phase IB Agreements and the phase governed by the CDC Second Park Agreements.

“Repayment Date” means the last Business Day in May, August and November 2008, in February and May 2012 and in February, May, August and November in each year from 2005 to 2011 inclusive.

“Restatement Date” means the date on which all conditions precedent specified in the Phase IA Credit Amendment and Restatement Agreement and which are not waived by the Agent, are satisfied.

“Sales Agreement (Protocole de Vente)” means the agreement dated 26 April 1989 entitled Protocole de Vente de l’Ensemble Immobilier between Euro Disney S.C.A. and the Financing Company, as amended.

“SCA Loan” means the Loan made to the Operating Company.  As at the Restatement Date, the amount of the SCA Loan is € 84,798,748.59.

“Second Park”‘ means the second theme park operated by the Operating Company, open to the public in April 2002 and named The Walt Disney Studios.

“Security Interest” means:

(i)                                     any mortgage, lien, charge, pledge or other collateral (hypothèque, privilège, nantissement, gage or sûreté réelle), whether legal, judicial or contractual, on real property or movable property;

(ii)                                  any other agreement or arrangement of any character for the purpose of providing security for the payment of indebtedness;

(iii)                               any assignment of a receivable, whether absolute or by way of guarantee (cession de créance en propriété or en garantie);

(iv)                              any substitution or addition of recourse to a third party debtor (délégation pour paiement parfaite or imparfaite); and

(v)                                 if entered into for the purpose of raising borrowed money, any deferred purchase, title retention, sale with obligation to repurchase (vente à réméré) or sale and lease-back (cession - bail) arrangement.

“SNC Hotel Companies” means Hôtel New York Associés SNC, Newport Bay Club Associés SNC, Sequoïa Lodge Associés SNC, Cheyenne Hotel Associés SNC, Hôtel Santa Fe Associés SNC and Centre de Divertissements Associés SNC.

“SNC Loan” means the Loan made to the Financing Company.  As at the Restatement Date, the amount of the SNC Loan is € 188,689,495.75.

“Subordinated Long Term Debt” means, in respect of Royalties, Management Fees, interest on the CDC Second Park Agreements and the Standby Revolving Credit Facility, the deferred amounts which are converted into subordinated long-term debt in accordance with the letter referred to in (ii) of the definition of Licence Supplemental Agreement, the agreement referred to in (ii) of the definition or Remuneration Agreement, the CDC Second Park Agreements and the Standby Revolving Credit Supplemental Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Termination Date” means the last Repayment Date in May 2012.

“Total Outstanding Amount” means the aggregate of all Outstanding Amounts.

“VEFA” means the notarial deed comprising the Future Sale (Vente en état futur d’achèvement) provided for in the Sales Agreement (Protocole de Vente).

“Waiver of Debt Agreements” means the agreement dated 10 August 1994 under which Disney Enterprises, Inc. (formerly named The Walt Disney Company) has waived the repayment of a debt of an amount of approximately € 183 million (FRF 1.2 billion) and (ii) the agreement dated 1 October 2004 under which Disney Enterprises, Inc. has waived the repayment of a debt of an amount of € 10 million.

(B)                                In the Agreement and the Schedules, unless the context otherwise requires:

(1)                                  references to an “agreement” shall be read to include references to a concession, franchise, licence, agreement, treaty or undertaking;

(2)                                  references to the “assets” of any person shall be read to include references to the whole or any part of its business, undertaking, property, assets and revenues;

(3)                                  references to the obtaining of any “authorisation” shall be read to include references to the obtaining of any governmental or other consent, permission, approval, exemption, licence, order or ruling and to the effecting of any filing, recording, registration or notarisation which may be required;

(4)                                  references to any “authority” shall be read to include references to any judicial authority, administration, agency, central bank, department, ministry, instrumentality or political sub-division of any State;

(5)                                  references to “borrowed money” shall be read to include any indebtedness for or in respect of money borrowed or raised (whether or not for a cash consideration), by whatever means (including acceptances, deposits and leases used to raise money or otherwise than for normal operating purposes), or for the deferred purchase price of assets or services (other than assets or services supplied to any person in the ordinary course of its business);

(6)                                  references to any “Clause” or “Schedule” shall respectively be construed as references to Clauses of and Schedules to the Agreement;

(7)                                  references to a “directive” shall be read to include references to any directive, request, requirement or credit restraint programme (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive is addressed);

(8)                                  references to the “dissolution” of a person shall be read to include (to the fullest extent permitted by law at any relevant time) references to the winding-up, liquidation or judicial reorganisation (redressement judiciaire) of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

(9)                                  references to any “estimates”, “forecasts” or “projections” or amounts to be “estimated”, “forecasted” or “projected” shall be construed as references to

“estimates”, “forecasts” or “projections”, prepared in accordance with the Agreed Procedures;

(10)                            references to a “guarantee” shall be read to include references to any other obligation (whatever called) of any person to (i) pay or purchase the indebtedness of any person, or (ii) provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of the indebtedness of any person, or (iii) indemnify against the consequences of default in the payment of any indebtedness or (iv) pay any indebtedness as co-debtor with any other person and to any other arrangement having a similar effect;

(11)                            references to “indebtedness” shall be read to include any obligation (whether actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money;

(12)                            references to “law” shall be read to include references to any law, principles of law, treaty, constitution, statute, decree, regulation, order, rule, ordinance, directive or other instrument having the force of law;

(13)                          (a)                                   references to a “material adverse effect on the Borrowers” shall be construed as references to a material adverse effect (“effet défavorable significatif”) on both Borrowers taken as a whole;

(b)                                for the purposes only of Sections IX (Representations and Warranties), X (Undertakings) and XI (Events of Default) and Notices of Interest Period and Borrowers’ Certificates, references to a fact, event or circumstance having a “material effect” or being “material” shall be construed as a reference to a fact, event, or circumstance which if not disclosed by the Borrowers by the publication of supplementary listing particulars would in connection with a secured issue of debt securities (other than Euro currency securities) by the Borrowers cause the Borrowers to violate applicable law and the rules of the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited in the following circumstances and assuming:

(i)                                    that such fact, event or circumstance occurred after publication or original listing particulars for the listing of such securities on such exchange which complied in all respects with such law and rules and prior to the commencement of dealings in such securities following their admission to the Official List; and

(ii)                                 that no other fact, event or circumstance has occurred following the date of publication of the original listing particulars;

a certificate which is based on a summary description of the relevant facts stated therein from the principal office in London of any of the following to the effect that any fact, event or circumstance has or has not had a “material effect” or been “material” as those terms are defined above shall to the extent that such facts are demonstrated to be correct, either by agreement between the Agent and the Borrowers or by judicial determination by a court of competent jurisdiction, be final and binding on all parties to the Agreement:

(i)                                       Goldman Sachs International Limited;

(ii)                                    HSBC;

(iii)                                 Citigroup;

(iv)                                Dresdner Kleinwort Wasserstein;

(v)                                   Deutsche Bank;

(vi)                                Morgan Stanley International;

(vii)                             N.M. Rothschild & Son Limited; and

(viii)                          UBS;

(14)                            references to any “obligation” of any party under the Agreement shall be construed as references to an obligation assumed by or imposed on it under the Agreement (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

(15)                            references to “paragraphs” or “sub-paragraphs” shall respectively be construed as references to paragraphs in the Clause or sub-clause or in the Schedule (as the case may be or sub-paragraphs in the paragraph in which such references appear and references to “sub-clauses” or “Parts” shall respectively be construed as references to sub-clauses in the Clause or Parts in the Schedule in which such references appear;

(16)                            references to a “person” shall be read to include references to any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality);

(17)                            references to “subordinated debt” or “subordinated loan” shall be construed as references to any indebtedness of either Borrower which, by its express terms, (i) ranks, in the event of the relevant Borrower’s dissolution, in right of payment after such Borrower’s indebtedness under the Agreement and (ii) is subordinated as to rights of acceleration, enforcement and to bring insolvency proceedings to those of the Banks provided that the CDC Second Park Agreements shall not constitute subordinated debts for the purpose of paragraph (1)(I) of Clause 27 (List of Events of Default).

(18)                            references to “tax on overall net income” of a person shall be construed as references to tax imposed by the jurisdiction in which its principal office (and/or, in the case of a Bank, its Designated Office) is located on all or part of the income, profits or gains of that person (whether worldwide or not) insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise;

(19)                            references to “taxes” shall be read to include references to all taxes, levies, imposts, duties or other charges, withholdings or deductions of a similar nature (by whatever name called) including penalties and interest thereon;

(20)                           words denoting the singular number only shall (except in the case of references to the Borrowers or a Borrower) include the plural number and vice versa, and words denoting natural persons shall include corporations and vice versa;

(21)                            headings are inserted for convenience only and shall not affect the construction of the Agreement;

(22)                           references to any time of the day shall, unless otherwise specified, be read as references to such time in Paris; and

(23)                            accounting terms shall have the meanings respectively ascribed thereto by French law and generally accepted accounting practice in France.

2.                                     TOTAL OUTSTANDING AMOUNT

The Total Outstanding Amount at the Restatement Date is € 273,488,244.34, divided as follows:

SCA Loan	€84,798,748.59

SNC Loan	€188,689,495.75

SECTION II
SECURITY INTERESTS

3.                                     SECURITY INTERESTS

The performance of the Operating Company’s and the Financing Company’s obligations under the Agreement, in the case of the Operating Company, as Borrower and joint and several co-debtor of the Financing Company’s obligations and, in the case the Financing Company, as Borrower and, as the case may be, as caution réelle (such caution réelle being restated herein by the Financing Company) securing the obligations of the Operating Company, is secured by the following Security Interests:

(A)                             the maintaining until the Termination Date (and for two years thereafter) by the Operating Company (and by the Financing Company) of first ranking mortgages (hypothèques), in form and substance satisfactory to the Agent, over all land and real property by nature or by purpose (immeubles par nature ou par destination) comprised in Phase IA (other than real property to which the Discharge applies) registered in a minimum aggregate principal amount of not less than € 857,525,720, and securing performance of their respective obligations above, such mortgages (hypothèques) having the same first rank among themselves and with any mortgage (hypothèque) granted in favour of CDC in respect of the CDC Ordinary Loans, other than ordinary loan B to the finance company (as defined in the CDC Agreement for the Granting of Ordinary Loans);

(B)                               the maintaining until the Termination Date (and for two years thereafter) by the Financing Company of first rank mortgages (hypothèques), in form and substance satisfactory to the Agent, over all land and real property by nature or by purpose (immeubles par nature ou par destination) comprised in Parc Disneyland (other than real property to which the Discharge applies) registered in a minimum aggregate principal amount of € 318,618,446 and securing performance of their respective obligations above, provided that:

(i)                                    such mortgages (hypothèques) shall all have a first rank in competition among themselves and with those referred to in paragraph (A) above, whether or not pursuant to a stipulation de concurrence; and

(ii)                                 such mortgages (hypothèques) shall be in competition with any mortgage (hypothèque) granted in favour of CDC in respect of the CDC Ordinary Loans other than ordinary loan B to the finance company (as defined in the CDC Agreement for the Granting of Ordinary Loans);

(C)                                a pledge in respect of amounts standing to the credit of each Borrower’s Loan Accounts (contrat de nantissement du solde des Comptes de Prêts) substantially in the form contained in Schedule 5, Part One and Security Interests (nantissements or gages) in respect of Authorised Investments made out of the relevant Borrower’s Loan Accounts;

(D)                               additional recourse to a third party debtor (délégations imparfaites) granted by insurance companies in respect of all insurance policies covering damage to or loss of property taken out by a Borrower in accordance with the Insurance Memorandum relating to (i) Phase IA and (ii) in the event of any Security Interest being granted to the Banks in respect thereof, the Additional Land substantially, in each case in the form contained in Schedule 5, Part Two;

(E)                                 in the case of the Financing Company, additional recourse to a third party debtor (délégation imparfaite) to the Banks in respect of that portion of amounts due by the Operating Company to the Financing Company under the Crédit-Bail Agreement which represents sums due by the Financing Company to the Banks under the Financing Documents; and

(F)                                 in the case of the Operating Company, any additional recourse to a third party debtor (délégations imparfaites) by the companies having granted any advance payment, performance or other bond, letter of credit or other guarantee (garantie à première demande) delivered for the Operating Company’s benefit in respect of Phase IA in accordance with any Phase IA Document, unless after the Borrowers have used their best efforts (meilleurs efforts) to secure the same the issuer thereof shall have refused such additional recourse to a third party debtor, each substantially in the form of Schedule 5, Part Two;

in each case to the extent that the assets to be so charged then exist and to the intent that the benefit of such Security interests (other than the Security Interest (delegation) referred to in paragraph (E) above) shall be shared with CDC in accordance with the CDC Sharing Agreement.

In the event that the registration period of any hypothèque referred to in this Clause is likely to expire before the Termination Date, the Borrowers hereby expressly and irrevocably agree that if so requested by the Agent at any time, the registration of such hypothèque shall be renewed at the cost of Euro Disney Associés until the second anniversary of the Termination Date.  Any renewal hereunder must be effected at the competent mortgage registry by no later than three months prior to the relevant expiry date and at any time in the event that such renewal is requested by the Agent.  The total amount of the debt secured by the hypothèques referred to in this Clause shall not be less than 125 per cent. of the Total Outstanding Amount at the time of such renewal and at any time prior to the Discharge Date.

In the event that the registration period of the hypothèque granted to the Financing Company over the assets to which the Discharge applies is likely to expire before the Termination Date, the Operating Company shall renew the registration of such hypothèque by no later than three months prior to the relevant expiry date at the cost of the Operating Company.  The total amount of the debt secured by such hypothèque shall not be less than 125 per cent. of the sums due under the Crédit-Bail Agreement, including in the event that the option to sell (option de vente) is exercised.  However, the Operating Company shall have no obligation under this paragraph if the costs and expenses relating thereto, including filing and notaries costs, exceed the sum of € 100,000 (exclusive of any taxes).

The Operating Company and the Financing Company also undertake not to terminate the Security Interest (nantissement des créances) dated 1 December 2004 in respect of receivables owed by the Financing Company to the Operating Company under the loan agreement referred to in (iii) of the definition of Inter-Company Loan Agreements.

SECTION III
INTEREST

4.                                     INTEREST

The SCA Loan and the SNC Loan shall carry interest for each Interest Period applicable thereto at a rate or rates calculated pursuant to this Clause.

(A)                             Election of Interest Periods

The relevant Borrower may, by sending a Notice of Interest Period to the Agent by no later than 11 a.m. on the third Business Day or, in the event that the Interest Period selected by the Borrower is two, nine or twelve months, the fourth Business Day, prior to the relevant Interest Period, elect whether the duration of the Interest Period applicable to its Loan shall be one, three or six months or, unless any Bank shall have notified the Agent prior to noon on the fourth Business Day prior to the first day of such Interest Period of its refusal, two, nine or twelve months, and, failing any such election, such Borrower shall be deemed to have elected a duration of six months,

Provided that, in the case of either Borrower:

(1)                                 if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)                                 any Interest Period which commences on the last day of a calendar month and any Interest Period which commences on a day for which there is no numerically corresponding day in the calendar month one, two, three, six, nine or twelve months (as the case may be) after the commencement of such Interest Period shall, subject to paragraphs (3), (4) and (5) of this proviso, be on the last Business Day of the calendar month one, two, three, six, nine or twelve months (as the case may be) after the commencement of such Interest Period;

(3)                                 if any Repayment Date on which any instalment of such Borrower’s Loan is to be repaid would otherwise fall within an Interest Period applicable to such Loan, such Interest Period shall end upon such Repayment Date in respect of such portion of such Loan as may be necessary to enable such Borrower to repay such instalment on the last day of such Interest Period; and

(4)                                 no Interest Period shall extend beyond the final Repayment Date.

(B)                               Interest Rate and Payment

The rate of interest applicable to any Loan (or part thereof) for each Interest Period applicable thereto shall be the rate per annum determined by the Agent to be equal to the sum of the applicable Base Rate and the applicable Margin.  Forthwith upon such determination, the Agent shall notify the applicable rate of interest to the relevant Borrower and the Banks.

Subject to paragraph (D) of clause 8 (Undertakings) of the Phase IA Credit Amendment and Restatement Agreement, any interest at the rate determined as set out above shall be payable in Euro at the end of each Interest Period and, in the case of any Interest Period exceeding six months, at the end of the six months period following the first day of such Interest Period.

5.                                     OVERDUE AMOUNTS

Any monies due and owing to the Agent or any of the Banks under the Agreement or any of the document referred to herein (hereinafter the “Overdue Amount”) which is outstanding shall carry interest (to the fullest extent permitted by applicable law) which shall be payable by the relevant Borrower to the Agent promptly on demand irrespective of any force majeure.  Interest shall be calculated in accordance with paragraphs (A) and (B) of Clause 4 (Interest), provided that, for the purpose of this Clause, each Interest Period shall be such period not exceeding six months as the Agent shall consider reasonable and the applicable Margin shall be 4 per cent. per annum.  Such interest shall be paid in Euro.

SECTION IV
LOAN ACCOUNTS

6.                                     LOAN ACCOUNTS

(A)                             Each Borrower shall open and maintain in its own name with the Agent (or such other Bank as the Agent may approve) an account in Euro, such account being referred to in the Agreement as the “Loan Account” of such Borrower.

There shall be credited by each Borrower to its Loan Account, as and when received by it, the proceeds of:

(i)                                    any insurance claim paid to either Borrower in connection with Phase IA (a) which is not a claim in respect of a liability to a third party or in respect of consequential loss or loss of business, and (b) except to the extent that monies not credited to either Borrower’s Loan Account have been applied in reinstating the asset in respect of damage to which such claim was made; and

(ii)                                 any proceeds of a performance bond in respect of any Phase IA Asset or contract forming part of Phase IA which are paid to either Borrower or the Agent except to the extent that monies not credited to either Borrower’s Loan Account have been applied to such Asset or in respect of such contract.

(B)                                The Agent must (without incurring any liability on its part) on the request of the relevant Borrower transfer an amount from the Loan Account in the amount and on the Business Day requested by that Borrower in its request to the Agent.

(C)                               Any aforementioned transfer from a Loan Account shall be subject to the following:

(1)                                 no Event of Default or Potential Event of Default (which has not been remedied or waived by the Agent) having occurred and being subsisting; and

(2)                                  (a)                                the relevant transfer from the Loan Account being required by the relevant Borrower to be paid out of proceeds of an insurance claim and to be applied within 30 Business Days in the manner permitted by paragraph (H)(4) of Clause 24 (Project Undertakings); or

(b)                                the relevant transfer from the Loan Account being required by the relevant Borrower to meet a liability to a third party in an amount not exceeding the proceeds of an insurance claim which has been paid into the relevant Loan Account in respect of such liability to a third party.

(D)                              Any interest or other like sums accrued on any credit balance for the time being on any Loan Account of either Borrower or any Authorised Investment made out of such Loan Account shall be credited to such Loan Account.

(E)                                All Loan Accounts and all amounts standing to their credit shall at all times be charged by way of a pledge (contrat de nantissement du solde des Comptes de Prêts) in favour of the Banks substantially in the form set out in Schedule 5, Part One.

(F)                                Neither Borrower shall be entitled to make or request any withdrawal or transfer from any of its Loan Accounts if such withdrawal or transfer would exceed the funds standing to the credit of such Loan Account on the date of the proposed withdrawal or transfer.

7.                                     AUTHORISED INVESTMENTS

(A)                             Each Borrower shall be entitled to require in accordance with this Clause that the amounts standing to the credit of its Loan Account shall be invested in Authorised Investments by notice to the Agent setting out details with respect to each required Authorised Investment, specifying the Loan Account to be debited and the amount of such debit and giving the necessary instructions regarding payment thereof for such Authorised Investments.

(B)                               All Authorised Investments made out of any Loan Account shall be charged by way of Security Interest (nantissement or gage) in accordance with a letter dated 5 September 1989 from the Agent to the Borrowers and countersigned by the Borrowers by way of agreement.

(C)                               Each Borrower shall promptly provide to the Agent and the Expert Accountant upon request from time to time all information relating to any Authorised Investment made by it.

(D)                              Upon the realisation of any Authorised Investment, the proceeds of such realisation shall be credited to the Loan Account out of which the same was made.

(E)                                Each Borrower will at all times endeavour to match as nearly as possible the maturities and the currencies of the Authorised Investments made out of monies credited to any of the above-mentioned Loan Accounts with its requirements for payments to be made out of such Loan Accounts.

(F)                                Any reference in the Agreement to the balance standing to the credit of one of the Loan Accounts shall be deemed to include a reference to the Authorised Investments (if any) in which all or part of such balance is for the time being invested.

SECTION V
REPAYMENT

8.                                     MANDATORY REPAYMENT

(A)                              Each Borrower shall repay its Loan on the Repayment Date set out in the first column below by paying to the Agent, in the case of the Operating Company, the Euro amount appearing opposite its name in the second column below and, in the case of the Financing Company, the Euro amount appearing opposite its name in the third column below:

Repayment Date	SCA Loan	SNC Loan
	(Euro)	(Euro)
May 2008	21,099,069.99	11,793,093.48
August 2008	3,981,229.91	11,793,093.48
November 2008	3,981,229.91	11,793,093.48
February 2009	3,981,229.91	11,793,093.48
May 2009	3,981,229.91	11,793,093.48
August 2009	3,981,229.91	11,793,093.48
November 2009	3,981,229.91	11,793,093.48
February 2010	3,981,229.91	11,793,093.48
May 2010	3,981,229.91	11,793,093.48
August 2010	3,981,229.91	11,793,093.48
November 2010	3,981,229.91	11,793,093.48
February 2011	3,981,229.91	11,793,093.48
May 2011	3,981,229.91	11,793,093.48
August 2011	3,981,229.91	11,793,093.48
November 2011	3,981,229.91	11,793,093.48
February 2012	3,981,229.91	11,793,093.48
May 2012	3,981,229.91	0.00

(B)                                The Borrowers shall comply with clause 5 (Prepayment) of the Common Agreement.

(C)                                In the event that either Borrower shall obtain any form of credit or any other financial support (otherwise than from (a) its partners or its direct or indirect shareholders, (b) under the CDC Loan Agreements or (c) in accordance with the provisions of the Common Agreement) for any purpose other than the general corporate purposes of the Operating Company, the Loan of such Borrower shall be repaid simultaneously and irrevocably by an amount equal thereto or, if denominated in a currency other than Euro, such amount as the Agent shall determine to be the equivalent thereof in Euro.

(D)                             (1)                                   The Agent’s determination of the amounts to be paid by each Borrower hereunder shall, in the absence of manifest error, be conclusive and binding.

(2)                                   No amount paid under this Clause may be redrawn.

(E)                                 Notwithstanding any other provisions in the Agreement, the Total Outstanding Amount shall be reduced to zero on the Termination Date.

9.                                     PREPAYMENT

(A)                             The Borrowers may prepay the whole or any part its Loan subject as provided below, without premium or penalty (other than as otherwise provided in paragraph (3) below) but with accrued interest and all other amounts due in respect of the amount prepaid. Such prepayment will be subject to the following conditions:

(1)                                 the absence of a default by the Borrowers in their payment obligations under the Financing Documents;

(2)                                 the Agent shall have received from the Borrowers at least 30 days’ prior notice of prepayment;

(3)                                 If the prepayment occurs at any time between 1 January 2005 and 31 December 2005, the whole of the Total Outstanding Amount shall be prepared by an amount equal to 103 per cent. thereof; if the prepayment occurs between 1 January 2006 and 31 December 2006, the whole of the Total Outstanding Amount shall be prepaid by an amount equal to 102 per cent. thereof; and if the prepayment occurs at any time between 1 January 2007 and 31 December 2007, the whole of the Total Outstanding Amount shall be prepaid by an amount equal to 101 per cent. thereof;

(4)                                 As from 1 January 2008, the prepayment shall be not less than € 10,000,000 and an integral multiple of € 5,000,000 or shall be equal to the Total Outstanding Amount; any partial prepayment by the Borrowers shall be pro rata their respective obligations under the Agreement;

(5)                                 the prepayment of the whole or part of any Loan shall be made either in one amount at the expiry of an Interest Period applicable to such Loan or in several payments at the expiry of the successive Interest Periods applicable to such Loan next following the date on which a first prepayment is made.

Any notice of prepayment by the Borrowers (or either of them) shall be irrevocable and no amount prepaid may be reborrowed. Any partial prepayment shall be applied in reducing subsequent repayment obligations in inverse order of maturity.  The Agent shall notify the Borrowers and the Banks of the amount of such repayment obligations as so reduced.

(B)                               Where the participation of any Bank in any Loan is to be prepaid, the relevant Borrower shall simultaneously with such prepayment pay to the Agent for the account of such Bank such Bank’s proportion of accrued interest thereon to the date of actual payment and any other amounts due under the Agreement.  In addition, that Borrower shall upon 15 days’ prior notice pay to the Agent for the account of such Bank such amount(s) as may be necessary to compensate such Bank for all losses and expenses (including those incurred in liquidating or employing deposits from third parties acquired to effect or maintain its participation in the relevant Loan or in any part thereof for the remainder (if any) of the then current relative Interest Periods and loss of margin for that period) incurred as a consequence of such prepayment. For the purpose of this paragraph, the certificate of the relevant Bank as to the amount of such losses and expenses, showing the bases and calculations of such bases and expenses, shall in the absence of manifest error be conclusive evidence of the amount thereof.

SECTION VI
CHANGES IN CIRCUMSTANCES

10.                              INABILITY TO DETERMINE ANY BASE RATE

If any of the following circumstances occurs, namely:

(1)                                 only one EURIBOR Reference Bank shall notify a EURIBOR rate to the Agent; or

(2)                                  the Agent shall be notified, between the date on which it shall have determined a Base Rate and the commencement of the period in respect of which such determination was made, by the Majority Banks, that such Base Rate does not fairly reflect the cost to them of funding the relevant part of their Outstanding Amounts; or

(3)                                  the Agent shall have determined, after consultation with the relevant Reference Banks (which determination shall be conclusive and binding upon all parties to the Agreement) that by reason of circumstances generally affecting the European interbank market, adequate and reasonable means do not or will not exist for ascertaining the Base Rate in respect of any relevant period;

the Agent shall forthwith give notice of such fact or determination to the relevant Borrower and to the relevant Banks, whereupon:

(a)                                  during the 30 days next succeeding the giving of such notice, such Borrower, the Agent and each such Bank shall negotiate in good faith in order to agree upon an alternative basis for the determination of interest in respect of the relevant period in lieu of that otherwise applicable under the Agreement including (inter alia) changing the length of the funding periods;

(b)                                 if, within such 30 day period, such Borrower and any Bank shall agree in writing upon an alternative basis for such period, such agreement shall take effect in accordance with its terms;

(c)                                  if such Borrower and any Bank shall not agree in writing to an alternative basis for such period within such 30 day period, the rate of interest applicable to the relevant part of such Bank’s Outstanding Amount for the relevant period shall be equal to the sum of the applicable Margin and the interest cost to such Bank of funding or maintaining such relevant part during such period. A certificate as to the interest cost to such Bank as aforesaid submitted by such Bank to the Agent, showing the bases and calculations of such Bank in deducing such interest cost shall, in the absence of manifest error, be conclusive; and

(d)                                 such Borrower may, so long as the circumstances described in paragraph (c) shall subsist, by notice to the Agent, prepay the whole of the Outstanding Amount of the Bank referred to in such paragraph (c) in accordance with paragraph (B) of Clause 9 (Prepayment).

11.                              ADDITIONAL COSTS

If any central bank or other appropriate authority with whose requests banks or financial institutions are accustomed to comply with respect to the matters referred to in this Clause or if any applicable law or requirement having the force of law or any change in any applicable law or requirement or in the interpretation or application thereof by any governmental, judicial or other appropriate authority charged with the administration thereof:

(a)                                  shall subject any of the Banks or any payment to any of the Banks to any taxes, levies, imposts, duties, charges, fees, deductions or withholding of any nature referable to advances made or to be made or credit extended or to be extended by such Bank, or referable to interest or other payments in respect of any such advances or credit (except for (i) any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings as are referred to in Clause 13 (Withholding) or (ii) any tax on the overall net income of such Bank or its Designated Office); or

(b)                                 shall impose or modify any reserve or deposit requirements in respect of deposits or reserves held by or deposits in or for the account of or advances made or to be made or credit extended or to be extended by any Bank; or

(c)                                  either requires a Bank to take into account a greater percentage of its Outstanding Amount in the determination by such Bank of the amount of capital required or expected to be maintained by it and, as a result, the amount of such capital is increased, or will have the effect of increasing the amount of capital required or expected to be maintained by any Bank based on the existence of such Bank’s Outstanding Amount or its obligations under the Financing Documents, or

(d)                                 shall impose on any Bank any other condition affecting its Outstanding Amount or any part thereof;

and if the Bank affected shall determine that a result of any of the foregoing is to increase the cost to such Bank of maintaining its participation in the Loans, or to reduce the amount of principal, interest, fees or commission receivable by such Bank, then:

(i)                                    the Bank concerned shall as soon as practicable notify the Agent in writing;

(ii)                                 the relevant Borrower shall pay to such Bank, upon its demand, such additional amount as would compensate such Bank for such additional cost or reduction. A certificate of such Bank as to the additional amount so required, showing the bases and calculations of such Bank in deducing such additional amount, shall, in the absence of manifest error, be conclusive evidence of the amount thereof; and

(iii)                              such Borrower may, so long as the circumstances described in paragraph (ii) shall subsist, by notice to the Agent, prepay the whole of the Outstanding Amount of such Bank in accordance with paragraph (B) of Clause 9 (Prepayment).

12.                              IMPOSSIBILITY

If any central bank or other appropriate authority with whose requests banks or financial institutions are accustomed to comply with respect to the matters referred to in this Clause shall require any Bank not to maintain or give effect to any of its obligations under the Agreement or if any change in any applicable law or in the interpretation or application thereof by any governmental, judicial or other authority charged with the administration thereof shall make it unlawful for any Bank to maintain or give effect to any of its obligations under the Agreement, then, to the extent that such requirement or illegality obliges such Bank to require repayment of monies outstanding under the Financing Documents to either Borrower, such Borrower shall pay to the Agent for the account of such Bank on such date as such Bank shall have specified the full amount thereof and all other amounts (if any) owing to such Bank in respect thereof in accordance with paragraph (B) of Clause 9 (Prepayment).

13.                              WITHHOLDING

(A)                            (1)                                   Each Borrower warrants that, at the Restatement Date, all payments to be made by it under the Agreement may be made free from, clear of, and without deduction for, any amount whatsoever.

(2)                                 If either of the Borrowers is at any time compelled by law to deduct or withhold any taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature from any payment to any Bank (each such Bank being in this Clause called a “Relevant Bank”) it shall, to the fullest extent then permitted by applicable law, pay to the Relevant Bank such additional amount in Euro as may be necessary to ensure that the total amount received by the Relevant Bank after all such deductions or withholdings (including any deductions or withholdings from the additional amount paid pursuant to this Clause) equals the full amount that the Relevant Bank would have received but for such deduction or withholding and shall promptly supply to the Agent on behalf of each Relevant Bank a certificate or other documentary evidence with respect to the payment of each of such deductions or withholdings.

(B)                               In the event of either Borrower not being permitted by applicable law to pay any additional amount referred to in paragraph (A) to a Relevant Bank, such Relevant Bank may, by notice to the Agent require its Outstanding Amount to be repaid, whereupon, with effect from such date as such Relevant Bank shall have specified in such notice, such Borrower shall repay to such Relevant Bank the whole of such Relevant Bank’s participation in such Borrower’s Loan.

(C)                               If and when a Relevant Bank receives the benefit of a tax credit, repayment or allowance (the “benefit”) which relates directly to any additional amount paid by either Borrower under paragraph (A) it shall promptly pay to such Borrower in Euro such sum as shall in the sole opinion of such Relevant Bank leave it in no

Iess favourable a position after making the payment than it would have been in had no additional amount been required to be paid, Provided that:

(i)                                     such Relevant Bank shall be the sole judge of the amount of the benefit and of the date on which it is received;

(ii)                               such Relevant Bank shall have an absolute discretion as to when it claims and as to the order in which it employs tax credits and allowances available to it;

(iii)                            such Relevant Bank shall not be obliged to disclose to such Borrower or any other person any information regarding its tax affairs or tax computation; and

(iv)                           any such payment shall be conclusive evidence of the amount due to such Borrower under this Clause and shall be received by such Borrower in full and final settlement of its rights to any payment in respect of the benefit.

(D)                              Each Bank undertakes to bring into account all income in respect of Loans in the calculation of those of its profits which are subject to French corporation tax.

14.                              CONSEQUENTIAL ACTION

In the event that the application of any of the other Clauses of this Section VI results in a Borrower having to pay to any Bank any additional amounts or requires the Outstanding Amount of any Bank to be prepaid then, without prejudice to the foregoing provisions of this Section:

(i)                                   the Agent and the relevant Bank shall consult with the relevant Borrower with a view to negotiating a mutually satisfactory solution for the avoidance of the circumstances giving rise to the application of such provisions;

(ii)                                if so requested by such Borrower, such Bank shall, as promptly as practicable thereafter, transfer its participation in the relevant Loan to another Designated Office or Offices in order to avoid the applicability of such provisions, provided, however, that such transfer would not in the opinion of such Bank impose additional costs on or be otherwise disadvantageous to such Bank in any manner;

(iii)                             if such transfer does not occur, such Bank shall use such endeavours as such Bank in its sole discretion considers reasonable to arrange that one or more lending institutions (établissements de crédit) shall participate under the Agreement in accordance with the provisions of Clause 39 (Assignment by the Banks) in order to mitigate such payment or repayment; and

(iv)                            to the extent that such Bank fails to arrange for another lending institution (établissement de crédit) to participate under the Agreement, such Borrower shall be entitled to make such arrangements, and in such event such Bank shall (at the expense of such Borrower) execute such transfers of its rights and obligations under the Financing Documents to the relevant lending institution (établissement de crédit), as such Borrower shall have retained.

SECTION VII
FEES, EXPENSES, STAMP DUTIES

15.                              FEES

Each Borrower undertakes to pay to the Agent in Euro one half of the agency fees in the amounts and on the dates specified in the letter dated 5 September 1989 sent by the Agent to and countersigned on behalf of the Borrowers.

16.                              COSTS AND EXPENSES

Each Borrower undertakes to pay, within 30 days after demand giving reasonable details thereof, one half of all costs and expenses (including taxes thereon and outside legal and other professional fees (including those of the Insurance Consultant in the performance of his duties under the Insurance Memorandum)) reasonably incurred by the Agent or, in the circumstances envisaged in Clause 14 (Consequential Action), any Bank in the performance of its functions under the Financing Documents, including any such costs and expenses incurred in connection with any amendment of or waiver in respect of any of the Financing Documents, such costs and expenses to be reimbursed in the currency in which they are incurred.

17.                              ENFORCEMENT EXPENSES

Each Borrower undertakes, within 30 days after request by the Agent giving reasonable details thereof, to pay one half of all costs and expenses (including taxes thereon and outside legal and other professional fees) reasonably incurred by the Agent or any Bank in consequence of the occurrence or continuance of any Event of Default or Potential Event of Default or in protecting or enforcing any rights under any of the Financing Documents, such costs and expenses to be reimbursed in the currency in which they are incurred.

18.                              STAMP DUTY AND REGISTRATION FEES

Each Borrower undertakes to pay promptly on demand by the Agent one half of any stamp duty and any registration fees (together with penalties or interest with-respect thereto) and filing fees payable in connection with the signature, effectiveness, perfection or performance of the Financing Documents or the receipt of any sum in connection with or arising out of any of the Financing Documents or the transactions contemplated thereby, such duty and fees to be paid in the currency in which they are incurred.

SECTION VIII
PAYMENTS

19.                              PAYMENTS BY BORROWERS

(A)                             Subject as otherwise provided by the Agreement, all payments to be made to any of the Banks shall be made by the relevant Borrower to the Agent, for the account of such Banks, to such branch or bank account, on such date, for such value, under such reference and subject to such availability of funds, in each case as the Agent shall have specified to the Borrower, in accordance with normal practice for the settlement of transactions in Euro.

(B)                               Unless the Agent shall have been notified in writing by the relevant Borrower not less than three Business Days prior to the date on which any payment to be made by such Borrower under the Agreement is due that such Borrower does not intend to remit such payment in full, the Agent may assume that such Borrower has remitted such payment when so due and the Agent may (but shall not be obliged to) make available to each Bank on such payment date an amount equal to such Bank’s entitlement in such assumed payment in reliance on such assumption. If it proves to be the case that such Borrower has not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with interest thereon until the date of repayment thereof, in an amount equal to the Agent’s costs of funding the relevant amount as notified in writing to each Bank by the Agent, such notice to show the bases of calculations used by the Agent in calculating its costs of funds and in the absence of manifest error, to be final and binding.

(C)                               Each Borrower undertakes, subject to Clause 13 (Withholding), to make all payments required to be made by it under the Financing Documents in full without any set-off or counterclaim and without any condition, reserve or exception in such manner as to ensure that the funds are available and freely transferable on the due date therefor for value such due date.

(D)                              Unless otherwise provided in the Agreement, all payments required to be made by either Borrower shall be made in Euro or, where such payment is made pursuant to any indemnity, in the currency reasonably required by the payee Bank.

(E)                                The obligations of each Borrower under the Agreement to make payments in any currency (the “Contractual Currency”) shall not be discharged or satisfied by any tender or recovery, whether pursuant to any judgment or otherwise, expressed in or converted into any other currency (the “Other Currency’) except to the extent to which such tender or recovery shall result in the effective receipt by the relevant Banks of the full amount of the Contractual Currency payable under the Agreement and accordingly the amount (if any) by which such effective receipt (when converted into the Contractual Currency) falls short of the full amount of the Contractual Currency payable under the Agreement shall continue to constitute a debt due from such Borrower to such Banks and shall not be affected by judgment being obtained for any other sums due under the Agreement.

For the purposes of this paragraph, recoveries pursuant to any judgment expressed in or converted into the Other Currency shall be deemed to have been converted into the Contractual Currency at the Agent’s spot buying rate of exchange therefor in Paris as determined by the Agent to be ruling as at 11.00 a.m. on a day falling as short a period as is practicable after the date of recovery.

(F)                                Without limiting the generality of paragraph (E), if either Borrower is placed into liquidation before receipt by the Banks of the full amount of the currency payable under the Agreement or the effective receipt in another currency of the full amount of the currency payable under the Agreement, the obligations of such Borrower, including the obligations imposed by paragraph (E), shall not be diminished or otherwise affected by any variation in rates of exchange between:

(i)                                 the date at which the obligations of such Borrower are calculated for the purposes of the liquidation; and

(ii)                              the date of final payment by the liquidator to the relevant Banks in respect of those obligations.

20.                              PAYMENT DATE

If any sum becomes due for payment under the Agreement on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day unless such Business Day falls in the next following calendar month, in which case such payment shall be made on the next preceding Business Day and interest, fees and commission shall be adjusted accordingly.

21.                              APPLICATION OF PAYMENTS

(A)                             Notwithstanding any instructions to the contrary which may be received from either Borrower, the Agent shall apply payments received from such Borrower to the reduction or payment of outstanding amounts under the Agreement in the following order:

(i)                                    costs, expenses, duties, taxes and fees incurred by the Agent and the Banks;

(ii)                                 interest on overdue amounts and indemnity payments;

(iii)                              amounts due under Clauses 11 (Additional Costs) and 13 (Withholding);

(iv)                               interest on Loans;

(v)                                any other sum (not being of principal) due under the Financing Documents; and

(vi)                             repayments of Loans.

(B)                               The provisions of paragraph (A) will not apply to amounts received by the Borrowers in accordance with clauses 3 and 4 of the Phase IA Credit Amendment and Restatement Agreement.

SECTION IX
REPRESENTATIONS AND WARRANTIES

22.                              REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as to itself to the Agent and the Banks that:

(A)                             the Operating Company is a société en commandite par actions and the Financing Company is a société en nom collectif, each a body corporate duly organised and validly existing under the laws of France, with full legal capacity as a société and authority to own its property and assets and to carry on its business as currently conducted;

(B)                               the entering into and the performance by each Borrower of its obligations under the Financing Documents, the Disney Support Documents, the Phase IA Documents, the Inter-Company Loan Agreements, the Crédit-Bail Agreement, the CDC Loan Agreements, the CDC Second Park Agreements, the CDC Subordinated Long Term Debt Agreements and the Financing Company’s Phase IA Partners Advances Agreement:

(i)                                  are in all material respects within its legal capacity as a société and have been duly authorised by all necessary action;

(ii)                               do not in any material respect violate any applicable law;

(iii)                            do not in any material respect violate its statuts; and

(iv)                             do not in any material respect constitute a default under any agreement to which it or its Phase IA business or Phase IA Assets are subject;

(C)                               all authorisations required at the date at which this warranty is made or deemed made to enable each Borrower to enter into and perform its obligations under any of the Financing Documents which have been entered into and become effective as of such date have been effected or obtained, provided that this warranty shall not extend to any authorisation which it is not the rule or practice of the relevant authority or notaire to have granted or effected by the date as at which this warranty is given.  However, each Borrower hereby warrants that there is no reason known to it why any such authorisation should not be granted or effected by the time it is required;

(D)                              all authorisations reasonably required at the date at which this warranty is made or deemed made to enable each Borrower to enter into the documents referred to in paragraph (B) (other than the Financing Documents) to which it is a party have been effected or obtained, provided that this warranty shall not extend to any authorisation which it is not the rule or practice of the relevant authority or notaire to have granted or effected by the date as at which this warranty is given.  However, each Borrower hereby warrants that there is no reason known to it why any such authorisation should not be granted or effected by the time it is required;

(E)                                all its obligations under the Agreement rank and will at all times rank at least pari passu with the CDC Ordinary Loans and CDC has and will at all times have, except only to the extent provided for in the Master Agreement, the CDC Loan Agreements, and the Guarantors’ Sharing Agreement, no recourse against the Borrowers other than such recourse as is available to the Banks in respect of either Borrower’s obligations under the Financing Documents;

(F)                                each of the following agreements is duly signed by the Borrower party thereto and is (or shall be upon the execution thereof) in full force and effect:

(i)                                    the Disney Support Documents;

(ii)                                 the CDC Loan Agreements;

(iii)                              the Financing Company’s Phase IA Partners Advances Agreement;

(iv)                             the CDC Second Park Agreements;

(v)                                the Inter-Company Loan Agreements;

(vi)                             the Crédit-Bail Agreement; and

(vii)                          the CDC Subordinated Long Term Debt Agreements;

(G)                               each of the existing Financing Documents constitutes the valid and legally binding obligations of the Borrower which is a party thereto;

(H)                              there are no legal proceedings pending or, so far as is known to either Borrower, threatened before, and no judgment or award has been given or made by, any court, arbitrator, tribunal, administrative agency or governmental or other body having authority over it which would be likely materially and adversely to affect its ability to observe and perform its obligations under any of the Financing Documents or the financial condition of the Borrowers;

(I)                                   as regards the Master Agreement, with the exception of the Unilateral Letters included in the definition thereof:

(i)                                    it has been duly signed by all parties thereto and is in full force and effect;

(ii)                                 each of the Borrowers is a party thereto;

(iii)                              it is enforceable in accordance with its terms;

(iv)                             neither Borrower is in violation of its Essential Obligations, as defined in clause 27.1 of the Master Agreement;

(J)                                  no assets of a Borrower, Additional Land or revenues of a Borrower is subject to any Security Interest whatsoever other than (i) those provided for in the Financing Documents and the CDC Loan Agreements, (ii) the mortgage

(hypothèque) granted to secure the financing in an amount of € 5,336,000 of the acquisition of real property let to the employees of the Operating Company, and (iii) the mortgage (hypothèque) granted by Euro Disney Associés S.N.C. (prior to its transformation into a société en commandite par actions) to secure the performance of its obligations under the Crédit-Bail Agreement;

(K)                              the mortgages (hypothèques)  in favour of the Banks referred to in paragraph (A) of Clause 3 (Security Interests) constitute valid and subsisting first ranking mortgages (hypothèques) on all Phase IA real property by nature and by purpose (immeubles par nature et par destination) with the exception of real property to which the Discharge applies; the mortgages (hypothèques) in favour of the Banks referred to in paragraph (B) of Clause 3 (Security Interests) are valid and subsisting mortgages (hypothèques) on the real property by nature and by purpose comprised in Parc Disneyland with the exception of real property to which the Discharge applies.

Save for any qualifications or disclosures specified in the relevant Borrowers’ Certificate, each of the warranties in this Clause will be correct in all material respects on each date on which a Borrower’s Certificate is issued as if repeated then by reference to the then existing circumstances.

SECTION X
UNDERTAKINGS

23.                              GENERAL UNDERTAKINGS

Each Borrower undertakes that unless the Agent shall otherwise have agreed in writing it shall, until the Discharge Date:

(A)                             in relation to the CDC Loan Agreements, in all material respects (significatif) under the Financing Documents:

(1)                                 use its best efforts to ensure that at all times its obligations to the Banks under the Financing Documents rank at least pari passu with those imposed upon it under the CDC Ordinary Loans;

(2)                                 perform all its duties and obligations under the CDC Loan Agreements as necessary to ensure that no default arises thereunder;

(3)                                 take all reasonable steps to pursue and enforce all its rights thereunder;

(4)                                 promptly (and at least 21 days prior to the proposed date of implementation) give written notice to the Agent of any amendment or supplement, and of any cancellation, surrender, abandonment, termination, acceptance of repudiation or action rendering terminable, which in any such case is proposed in respect of any of the CDC Loan Agreements;

(5)                                 not to make or consent to or be a party to the implementation of any proposal to amend, supplement, cancel, surrender, abandon, terminate, accept repudiation, take or accept any action rendering terminable any of the CDC Loan Agreements; and

(6)                                 supply to the Agent promptly after it is made a copy of any amendment or supplement to any of the CDC Loan Agreements and of any new agreement with the CDC relating to Phase IA;

(B)                               in relation to the Standby Revolving Credit Facility and the Revolving Credit Facility, the Operating Company undertakes:

(1)                                 in respect of the Standby Revolving Credit Facility:

(a)                                 to comply with all the provisions of the Standby Revolving Credit Facility;

(b)                                not to make any drawing;

(c)                                 until 1 January 2017, not to make any payment in principal or interest pursuant to the Standby Revolving Credit Facility as transformed into Subordinated Long Term Debt in accordance with the terms of the Promissory Note referred to in (ii) of the definition of Standby Revolving Credit Facility;

(2)                                 to perform all its duties and obligations under the New Revolving Credit Facility as necessary to ensure that no default arises;

(3)                                 to take all steps necessary to pursue and enforce its rights under the Standby Revolving Credit Supplemental Agreement, the Standby Revolving Credit Facility and the New Revolving Credit Facility;

(4)                                 promptly (and at least 21 days prior to the proposed date of implementation) to give written notice to the Agent of any amendment or supplement, and of any cancellation, abandonment, waiver, release, termination, acceptance of breach under the Standby Revolving Credit Facility or the New Revolving Credit Facility, or any other action rendering terminable the Standby Revolving Credit Facility or the New Revolving Credit Facility or relating to any of their provisions;

(5)                                 not to make or consent to or be party to the implementation of any proposal to amend, supplement, cancel, release, abandon, accept a breach, take or accept any action rendering terminable the Standby Revolving Credit Facility or the New Revolving Credit Facility;

(6)                                 to supply to the Agent promptly after it is made, a copy of any amendment or supplement to the Standby Revolving Credit Facility or the New Revolving Credit Facility;

(C)                               (1)                                  in relation to the Phase IB Agreements:

(a)                                 procure that EDL Hotels SCA performs all its duties and obligations under the Phase IB Agreements as necessary to ensure that no default arises thereunder;

(b)                                promptly (and at least 21 days prior to the proposed date of implementation) give written notice to the Agent of any amendment or supplement, and of any cancellation, abandonment, waiver, release, acceptance of breach or any other action rendering terminable any of the Phase IB Agreements or relating to any of their provisions;

(c)                                 procure that EDL Hotels SCA supplies to the Agent promptly after it is made a copy of any amendment or supplement to the Phase IB Agreements;

(2)                                 in relation to the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements, the Operating Company undertakes:

(a)                                 not to make or consent to or be a party to the implementation of any proposal to amend, supplement, cancel, surrender,

abandon or terminate, and not to take or consent to any action rendering terminable or accelerating the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements, where the position of the Creditors would be materially adversely affected thereby;

(b)                                to enforce its rights against CDC pursuant to the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements;

(c)                                 to apply in priority to the payment of monies due under the Financing Contracts any sum the payment of which was deferred (i) pursuant to the subordination provisions of the CDC Second Park Agreements or (ii) pursuant to the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements;

(d)                                not to make any payment in respect of interest payable to CDC on 31 December following the end of each of the Financial Years 2005 to and including 2014 which are to be deferred in respect of a Financial Year by reference to the Performance Indicator of the relevant Financial Year, in accordance with the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements;

(e)                                 until 1 January 2017, not to make any payment, in principal or interest, in respect of interest (i) deferred by reference to the Performance Indicator of the relevant Financial Year and (ii) transformed into Subordinated Long Term Debt in accordance with the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements;

(f)                                   not to make any payment in respect of deferred interest due to CDC in respect of the Financial Years 2001 and 2003 other than in accordance with the provisions of the CDC Second Park Agreements relating to Tranche E;

(D)                              take all such action as may be required to maintain its corporate existence, and, without prejudice to the generality of the foregoing, not present any petition or make any application or pass any resolution for its winding-up or enter into any scheme of merger or consolidation with any other person or enter into any other scheme under which it ceases to exist and/or its assets or liabilities are vested in or assumed by any other person without the prior written consent of the Agent provided that any request made in this context shall be considered in good faith by the Agent and provided always that the Operating Company shall be entitled to absorb the Financing Company at any time without the consent of the Agent;

(E)                                comply with its obligations under the Financing Documents and as and when necessary to permit compliance by it with its obligations under the Financing Documents and the CDC Loan Agreements, use its best efforts to obtain and maintain in full force and effect all authorisations necessary for the performance and enforceability of its obligations under the Financing Documents and the CDC Loan Agreements and comply in all material respects with all conditions and obligations to which such authorisations may be subject;

(F)                                not enter into an arrangement whereunder one of the Borrowers becomes a surety, guarantor, or other secondary party or co-debtor in respect of the obligations of the other Borrower other than as provided in the Master Agreement, the Financing Documents or the CDC Loan Agreements;

(G)                               not to create or permit to arise or subsist any charge over its undertaking (nantissement de fonds de commerce) or any other Security Interest over all or part of its assets, revenues or Additional Land, other than:

(1)                                 in the case of the Financing Company, the Security Interests contemplated by the Financing Documents and the CDC Loan Agreements in favour of the Agent, the Banks and CDC ranking pari passu in accordance with the CDC Sharing Agreement;

(2)                                 in the case of the Operating Company:

(a)                                 the Security Interests contemplated by the Financing Documents and the CDC Loan Agreements in favour of the Agent, the Banks and CDC ranking pari passu in accordance with the CDC Sharing Agreement;

(b)                                Security Interests over land and installations thereon comprised in Additional Land, granted to secure financing obligations in respect of any development thereon subject to either (i) the Banks being granted an hypothèque thereon ranking pari passu therewith by reference (aa) in the case of the Banks, to an amount equal to the aggregate of 5/14th of the original purchase price of such Additional Land and that part of the Total Outstanding Amount which represents interest, commission and fees thereon, and (bb) in the case of the beneficiary of such Security Interests, its maximum lending or credit commitment in respect of such development or (ii) the Operating Company reducing the Total Outstanding Amount by the amount described in this paragraph (b)(i)(aa);

(c)                                 Security Interests in favour of any person other than as aforesaid over any asset which is not to be the subject of any Security Interest under or pursuant to the Financing Documents which are also granted to the Banks on a pari passu basis in the same form as those granted to that person;

(d)                                Security lnterests other than as aforesaid securing a maximum amount equivalent at any time to 5 per cent. of the net assets (actif net) of the Operating Company as shown in the audited balance sheet of the Operating Company then most recently supplied to the Agent pursuant to the Agreement;

(e)                                 Security Interests arising by operation of law as a result of trading in the normal course and otherwise than by reason of any default by either Borrower so long as application to discharge such Security Interest is made in good faith and such Security Interest is discharged as promptly as practicable;

(f)                                   the mortgages (hypothèques) referred to in paragraph (J) of Clause 22 (Representations and Warranties);

(H)                              in the event of any amount whatsoever payable under the Financing Documents or the CDC Loan Agreements or any taxes becoming overdue and for so long as such amounts remain unpaid, not make any payments in respect of Phase IA Partners’ Advances, share capital (actions or parts) or subordinated debt nor pay any Incentive Fee or Base Fee unless, in the case of overdue tax, payment thereof is being contested in good faith and an amount equal thereto has been set aside in cash by way of provision;

(I)                                   not enter into any agreement whatsoever with TWDC or any Disney Controlled Affiliate which constitutes an abuse of such Borrower’s assets (abus de biens sociaux);

(J)                                  not, without the consent of the Agent and without making (a) all necessary amendments to the Financing Documents and the Agreed Computer Model and (b) appropriate internal accounting provisions to permit the annual financial calculations called for by the Agreement, change its fiscal year-end to any date other than 31 December in the case of the Financing Company, and 30 September, in the case of the Operating Company;

(K)                              promptly upon becoming aware of the occurrence of any Event of Default, or of any Potential Event of Default, give notice thereof to the Agent;

(L)                                ensure that all indebtedness from one Borrower to the other bears interest at a rate not exceeding a normal commercial rate at the date on which the relevant agreement is entered into;

(M)                           to comply with and perform the Covenants and its undertakings under the Common Agreement;

(N)                               until 1 January 2017, not to make any payment (in principal or interest) of any amount representing Royalties or Management Fees which are deferred in respect of the Financial Years 2005 to 2014 and transformed into Subordinated Long Term Debt in accordance with the terms of the letter referred to in (ii) of the definition of Licence Supplemental Agreement and the agreements referred in (ii) of the definition of Remuneration Agreement;

(O)                               not to modify (a) the terms of the definition of Subordinated Long Term Debt as set out in the letter referred to in (ii) of the definition of Licence Supplemental

Agreement, the agreements referred in (ii) of the definition of Remuneration Agreement and in clauses of the CDC Second Park Supplemental Agreements relating to interest or (b) the terms of any CDC Subordinated Long Term Debt Agreement;

(P)                                 to procure that any indebtedness of the Operating Company owed to Euro Disney S.C.A. shall be subject to the following conditions:

(i)                                    the aggregate amount of all fees, interest, bonuses and other similar payments to Euro Disney S.C.A. shall not exceed EURIBOR 3 months less 50 basis points per annum; in the event of any change in the tax rules and regulations which are currently applicable resulting in the interest relating to the cash advances to Euro Disney S.C.A. no longer being satisfactorily deductible from a tax point of view, the parties shall enter into discussions and shall use their best endeavours so as to agree new terms and conditions allowing the interest relating to such advances to be satisfactorily deductible from a tax point of view;

(ii)                                 in the event of the winding-up (liquidation), the repayment of any partner’s advance shall be subject to the prior payment of all the monies due under the Financing Agreements, the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements;

(iii)                              Euro Disney S.C.A. shall be entitled to request the repayment of the partner’s advance made pursuant to the Funds Agreement if and to the extent that it is necessary to the payment of its costs and expenses and up to the € 5 million cap applicable to its annual operating budget (which may vary, after the Financial Year 2005, in accordance with the annual inflation rate) net of any income (including the dividends in respect of the Financial Year N-1 and other payments);

(iv)                             the repayment flows shall be structured so that Euro Disney S.C.A. has always at least € 1,000,000 in cash.

24.                              PROJECT UNDERTAKINGS

Each Borrower undertakes that unless the Agent shall otherwise have agreed in writing, it shall, until the Discharge Date:

(A)                             procure that the Phase IA Assets and Additional Land are kept in all material respects in good operating condition and in good condition respectively, and that all repairs, renewals and replacements (including substitutions) to or of Phase IA Assets required to such end are promptly made, subject to the provisions of clause 3 of the Covenants; provided that, consistent with Disney standards applied at Disneyland in California, the Magic Kingdom at Walt Disney World in Florida and Tokyo Disneyland in Japan, non-material items need not be replaced;

(B)                               (1)                                  pay punctually or procure punctual payment of all costs relating to Phase IA (other than financial costs) in such manner and at such times so as to ensure that no right to cancel any of the Disney Support Documents or the Phase IA Documents arises and that no breach thereof is committed by it, except to the extent that:

(a)                                 such payment is being contested in good faith;

(b)                                the failure to make such payment is consistent with good business judgement;

(c)                                 any of the Financing Documents shall otherwise require; or

(d)                                agreement has been reached with the relevant other party thereto that failure to make such payment will not be treated as a breach;

(2)                                 take all reasonable steps to pursue and enforce all its rights under the Disney Support Documents and the Phase IA Documents unless the position of the Banks would not be adversely affected by a failure on the part of such Borrower to pursue and enforce such rights;

(3)                                 promptly (and at least 21 days prior to the proposed date of implementation) give written notice to the Agent of any amendment or supplement, and of any cancellation, surrender, abandonment, termination, acceptance of repudiation or action rendering terminable, which in any such case is proposed in respect of any of the Disney Support Documents and the Phase IA Documents;

(4)                                 supply to the Agent promptly after it is made a copy of any amendment or supplement to any of the Disney Support Documents or the Phase IA Documents, of any new Disney Support Documents or Phase IA Document and of any material agreement or instrument supplemental or complementary or made pursuant to any of the Disney Support Documents and the Phase IA Documents;

(C)                               in relation to the Master Agreement,

(1)                                 use its best efforts to enforce its rights against the French public parties under the Master Agreement to the extent necessary to compel the French public parties to comply with their essential obligations regarding the completion of the réseau express régional, expressway interchanges (échangeurs autoroutiers) and primary and secondary infrastructure, as set out in clause 27.1 of the Master Agreement and their obligations as to:

(a)                                 the area and location of the Phase IA land and Additional Land to be acquired;

(b)                                the purchase price of such land; and

(c)                                 the value added tax treatment of such Borrower;

except to the extent that the failure to enforce any such rights is consistent with the exorcise of good business judgement and will not result in a material adverse effect (effet défavorable significatif) on the Borrowers or their ability to perform their obligations under the Financing Documents;

(2)                                 comply with all of its material obligations under the Master Agreement unless the French public parties have waived any failure to comply therewith and except to the extent that the failure to comply with such obligations is consistent with the exercise of good business judgement and will not result in a material adverse effect (effet défavorable significatif) on the Borrowers or their ability to perform their obligations under the Financing Documents or on the French public parties’ duty to perform their obligations referred to in paragraph (1);

(3)                                 not, without the written consent of the Agent, requested at least ten Business Days prior thereto, amend the Master Agreement in respect of any obligation of the French public parties referred to in paragraph (1) and which could have a material adverse effect (effet défavorable significatif) on the Borrowers or their ability to perform their obligations under the Financing Documents; and

(4)                                 provide to the Agent copies of any written amendment or supplement to the Master Agreement whether or not material within two Business Days of entering into the same;

(D)                              in relation to the Disney Support Documents and the Financing Company’s Phase IA Partners Advances Agreement:

(1)                                 not make or consent to or be a party to the implementation of any proposal to amend, supplement, cancel, surrender, abandon, terminate, accept repudiation, take or accept any action rendering terminable any of the Disney Support Documents or Financing Company’s Phase IA Partners Advances Agreement where the position of the Banks would be materially adversely affected thereby; and

(2)                                 supply to the Agent promptly after it is made a copy, certified by the gérant of each Borrower party thereto to be true, complete and up to date, of any agreement relating to Phase IA to which such Borrower and one or more Disney Controlled Affiliates are parties whereby services or industrial property rights are to be provided or licensed by such Disney Controlled Affiliates;

(E)                                as and when necessary use its best efforts to obtain and maintain in full force and effect all authorisations necessary for the performance of its obligations under the Crédit-Bail Agreement, the Financing Company’s Phase IA Partners Advances Agreement, the Disney Support Documents and the Phase IA Documents and comply in all respects with all conditions and obligations to which such authorisations may be subject save to the extent that failure to do so would not have a material adverse effect (effet défavorable significatif) on the situation of the Borrowers;

(F)                                promptly give written notice to the Agent of every notice of default or adverse claim or demand made by any person against such Borrower having, or which would be reasonably likely to have a material adverse effect (effet défavorable significatif) on the Borrowers relating to Phase IA or the Additional Land or of any proceedings instituted with respect thereto, and, except to the extent that it shall be required not to do so by any other provision of the Financing Documents, take all steps open to such Borrower which a prudent businessman would consider to be reasonable, necessary or proper to remedy any such default and protect and defend the Phase IA Assets and the Additional Land against any such adverse claim or demand including but not limited to the employment of legal advisers for the prosecution or defence of litigation and the contest, release or discharge of any such claim or demand;

(G)                               take all reasonable steps with a view to procuring that any one or more representatives or agents of the Agent, the Expert or the Insurance Consultant be allowed at all reasonable times, upon reasonable notice during normal business hours, to the extent reasonably required by them in connection with the Financing Documents or the exercise of rights and duties thereunder and at the expense of the Borrowers (i) to have access to the Phase IA Assets and to inspect or observe all or any facilities or operations thereof, provided that such representative or agent shall comply with all reasonable instructions and conditions which may be given by the Operating Company on such occasions, and (ii) to inspect, in connection with any enquiry, any and all books, records, software and other relevant data or information which may be relevant to such enquiry in the possession of or available to such Borrower with respect thereto, provided, however, that nothing in this paragraph shall compel such Borrower to provide access or permit inspection otherwise than to or by the Expert to the extent that the Operating Company certifies that in its opinion to do so would result in the release of confidential pricing information or technical or operational know-how which would be likely to be damaging in the hands of competitors in which event the provisions of paragraph (E) of Clause 40 (Confidentiality) apply;

(H)                              in relation to insurance:

(1)                                 keep all its assets and business insured or procure the same to be insured in accordance with the Insurance Memorandum;

(2)                                 comply with its obligations with respect to insurance as set forth in the Insurance Memorandum;

(3)                                 make prompt disclosure to all the relevant underwriters and other insurers (and any persons acting on their behalf) of all material information relating to the insurance policies to the extent relevant to the Insurance Memorandum; and

(4)                                 except as permitted by paragraph (A)(1) of Clause 6 (Loan Accounts) apply any insurance proceeds received by it relating to a material loss in connection with Phase IA Assets or Additional Land either in or towards payment of the cost of replacing or repairing the same as soon as practicable following the date of the receipt of such proceeds or, if not so applied, at the option of the Operating Company, in reduction of the Total Outstanding Amount and, in each case, pending such application, such insurance proceeds shall be retained by such Borrower in its Loan Account or as an Authorised lnvestment;

(I)                                   at its own expense take such action and enter into such documents as and when necessary to enable the Agent and the Banks to create, perfect and maintain the Security interests provided for in Clause 3 (Security Interests) and, in particular, with respect to the hypothèques.

25.                              INFORMATION UNDERTAKINGS

Each Borrower undertakes that unless the Agent shall otherwise have agreed in writing, it shall, until the Discharge Date:

(A)                             respect and perform the information undertakings provided in paragraph 1 of the Covenants and at its expense supply to the Agent (where appropriate in such number of copies as the Agent may reasonably request for distribution to the Banks) at the same time as the Quarterly Reports, the Quarterly Reports relating to Development Investments and the Financial Year End Reports referred to in paragraph 1 of the Covenants, a certificate (the “Borrowers’ Certificate”) containing:

(a)                                 a summary of key events relating to the Project which have occurred during the relevant Quarter and matters which may effect insurance coverage unless such information has already been communicated pursuant to paragraph 1 of the Covenants;

(b)                                confirmation from the Borrowers that:

(i)                                    no Potential Event of Default has occurred and is continuing since the Restatement Date;

(ii)                                 no Event of Default has occurred and is continuing since the Restatement Date;

(c)                                 a warranty from the Borrowers that, except as regards matters which have been disclosed expressly, all the representations and warranties in Clause 22 (Representations and Warranties) of the Agreement would be true and correct in all material respects as at the date of the Borrowers’ Certificate if repeated with reference to the facts and circumstances subsisting at the date of the Borrowers’ Certificate;

(B)                               cooperate with each Expert or Insurance Consultant in the preparation of such reports as may be required from time to time by the terms of the Covenants and the Insurance Memorandum, as the case may be, and the Operating Company shall pay for the costs relating thereto;

(C)                               ensure that with respect to all written information formally supplied by it to the Agent or to the Banks under the provisions of the Agreement:

(a)                                 any estimate of any of its present or future Liability to tax is properly and carefully prepared; and

(b)                                as regards any Borrowers’ Certificate or other formal report:

(i)                                    as to matters of fact, it is true, complete and accurate in all material respects; and

(ii)                                 as to estimates, opinions or forecasts, these have been prepared in accordance with the Agreed Procedures and otherwise arrived at in good faith;

(D)                              procure (i) that each balance sheet, income statement and notes thereto (bilan, compte de résultat et annexe) furnished to the Banks pursuant to clause 1 of the Covenants are prepared (unless otherwise required by clause 1 of the Covenants) in accordance with generally accepted French accounting principles consistently applied subject to any changes to the accounting principles under the Covenants, (ii) that such financial statements are lawful and sincere (réguliers et sincères) and give a true and fair view of the profit or loss of the activity of the relevant Borrower during the relevant financial period (donnent une image fidèle du résultat des opérations de l’exercice ou de la partie de l’exercice concerné), (iii) that there is no material fact or circumstance arising after the date as at which such financial statements are prepared the non-disclosure of which renders the said financial statements misleading;

(E)                                in respect of the Agreed Computer Model:

(a)                                 not make any amendment thereto without the prior written consent of the Agent as to the nature of such amendment and as to the manner in which the same is documented; and

(b)                                procure the calculation and production of print-outs on an annual basis or, if the Agent shall so request at any time by giving not less than 90 days’ prior notice, on a half-yearly basis;

(F)                                supply the Agent with copies of all formal notices other than notices of drawing at any time delivered by or to either of them under the Financing Company’s Phase IA Partners Advances Agreement, the CDC Loan Agreements, the CDC Second Park Agreements, the CDC Subordinated Long Term Debt Agreements, the Master Agreement, the Disney Support Documents and the Phase IA Documents or any of them;

(G)                               forthwith after entering into the same, supply to the Agent a copy, certified to be true, complete and accurate by the gérant of the Borrower party thereto, of any Phase IA Document; and

(H)                              as soon as practicable supply to the Agent such material information as the Banks or any of them may from time to time reasonably require in connection with Phase IA and Additional Land, save that the Borrowers shall not be required to provide information to the Agent or the Banks under this Clause to the extent that the Operating Company certifies that, in its opinion, to do so would result in the release of confidential pricing information or technical or operational know-how which would be likely to be damaging in the hands of competitors in which event the provisions of paragraph (E) of Clause 40 (Confidentiality) shall apply.

SECTION XI
EVENTS OF DEFAULT

26.          CONSEQUENCES OF EVENT OF DEFAULT

On or at any time after the occurrence of any Event of Default which is continuing and subsisting and has not been waived by the Agent by notice in writing served by the Agent on the Borrowers, then, the Agent (on behalf of itself and the Banks) shall upon the instructions of the Majority Banks be entitled to take all or any of the following actions on behalf of the Banks:

(A)          by notice given by the Agent to the Borrowers, declare the Loans to be due and payable, whereupon the Loans and accrued interest thereon and all other amounts owing under the Financing Documents shall become immediately due and payable;

(B)          enforce any of the Security Interests for the payment or repayment of all amounts secured thereby;

(C)          to the extent permitted by applicable law, apply any amounts standing to the credit of any of the Loan Accounts in payment of any amounts owing to the Agent and the Banks under the Financing Documents whether by the holder of such Account or by the other Borrower;

(D)          without prejudice to any rights of the Banks arising or existing prior to the occurrence of an Event of Default, enforce by any means any other obligation of either Borrower under any of the Financing Documents;

and the taking of any one or more of such actions by the Agent shall be without prejudice to any other remedy available to the Banks or the Agent.

Without prejudice to the generality of the foregoing, the Agent shall be entitled (but not obliged) at any time and upon such terms and conditions as it thinks fit, to take such steps as may then be available to it to terminate, defer or counter the effects of any or all of the actions which it may have taken in accordance with the provisions of this Clause.

27.          LIST OF EVENTS OF DEFAULT

(1)            The Events of Default are as follows:

(A)          if either Borrower should default in the payment of any money when due and payable under the Agreement and such default continues for more than 5 Business Days thereafter;

(B)          if either of the Borrowers should default in any material respect in the performance or observance of any obligation relating to the Security Interests as provided for in Section II (Security Interests) or as to the opening, maintaining and operation of accounts as provided for in

Section IV (Loan Accounts) or of any undertaking contained in Section X (Undertakings) or Clause 31 (Subrogation).

Provided that:

(i)            where any such default (other than a default in the performance of either Borrower’s obligations under paragraph (K) of Clause 23 (General Undertakings) or paragraphs (A) or (C) of Clause 25 (Information Undertakings) is capable of remedy, no Event of Default shall occur unless such default is not remedied within 30 days after the Agent’s notice thereof to the relevant Borrower or the relevant Borrower’s notice thereof to the Agent;

(ii)           where any such default relates to the non-performance of an obligation under paragraph (A) of Clause 25 (Information Undertakings), no Event of Default shall occur if delivery of the information or document required to be delivered thereby is made within 5 Business Days after the due date therefor; without prejudice to the generality of the foregoing and without incurring any liability in respect thereof or in the event of its failing to do so for any reason, the Agent shall, upon becoming aware of the non-delivery of any information or document required to be delivered under paragraph (A) within such 5 Business Days, inform the Borrowers of such non-delivery; and

(iii)          in the event of the Agent becoming aware of any default by reference to paragraph (C) of Clause 25 (Information Undertakings), the Agent shall give notice thereof to the Borrowers and such default shall cease to constitute an Event of Default 90 days after the giving of such notice if within such period no action by the Agent shall have been taken by reference thereto under Clause 26 (Consequences of Event of Default);

(C)          If any of the representations given under Clause 22 (Representations and Warranties), as qualified by any qualification or disclosure specified in the relevant Borrowers’ Certificate, proves to be incorrect in any material respect in the light of the facts and circumstances existing as at the Restatement Date or any subsequent date at which such representation is deemed repeated, or if any representation given under clause 7 (Representations and Warranties) of the Phase IA Credit Amendment and Restatement Agreement or under any certificate referred to in clause 6 (Conditions Precedent) of such Phase IA Credit Amendment and Restatement Agreement proves to be incorrect as at the Restatement Date or the date of the relevant certificate.

(D)          if any of the Financing Documents, the Disney Support Documents, the Master Agreement (excluding the Unilateral Letters referred to in paragraph (a) of the definition of Master Agreement), the Phase IA

Documents, the CDC Loan Agreements, the CDC Second Park Agreements, the Phase IB Agreement or the Financing Company’s Phase IA Partners Advances Agreement should cease to be valid or binding or the performance thereof become unlawful or if any such agreement be terminated (otherwise than by expiry in accordance with its terms) in each case to an extent or in a manner likely to have a material adverse effect (effet défavorable significatif) on the Borrowers; or if any of the providers of such Unilateral Letters shall fail to respect the terms thereof in each case to an extent or in a manner likely to have a material adverse effect (effet défavorable significatif) on the Borrowers;

(E)           if the execution or performance of any of the obligations or exercise of any of the rights of either of the Borrowers under any of the Financing Documents, the Disney Support Documents, the Master Agreement, the Phase IA Documents, the Financing Company’s Phase IA Partners Advances Agreement, the CDC Second Park Agreements or the CDC Loan Agreements, shall constitute a breach of or any default under any other such agreement to an extent or in a manner likely to have a material adverse effect (effet défavorable significatif) on the Borrowers;

(F)           if any party other than the Borrowers should commit a material breach of any of the Disney Support Documents;

(G)          if any French governmental, regional, departmental or municipal acquired authority, statutory body or agency shall expropriate the land comprised in Phase IA or acquire (either compulsorily or in circumstances in which it is impracticable to resist acquisition) (i) such part of the Phase IA Assets as would have a material adverse effect (effet défavorable significatif) on the Borrowers or (ii) such right or power of management or control over Phase IA or any aspect thereof that would have a material adverse effect (effet défavorable significatif) on the Borrowers;

(H)          (i) if any order of any court or other tribunal or governmental agency shall be made which is not for payment of a monetary amount, but would have a material adverse effect (effet défavorable significatif) on the Borrowers and is not discharged within 30 days or (ii) if any judgment for payment of a monetary amount against either Borrower in excess of € 15,000,000, in the case of the Financing Company, and € 38,000,000, in the case of the Operating Company, or any equivalent amount in another currency or in an amount which, when aggregated with other such judgments arising out of the same cause of action, exceeds € 30,000,000, in the case of the Financing Company and € 76,000,000, in the case of the Operating Company, or any equivalent amount in one or more other currencies, shall remain unsatisfied for more than 30 days after the exhaustion of all administrative and legal remedies which are suspensifs d’exécution (suspend the obligation to pay the judgment amount);

(I)            if any obligation for borrowed monies raised otherwise than under the Agreement and not constituting subordinated debt, Partners’ Advances or the New Revolving Credit Facility exceeding € 1,500,000, in the case of the Financing Company, and € 7,500,000 in the case of the Operating Company (or any of the Subsidiaries thereof other than the Non Recourse Subsidiaries and the Limited Recourse Subsidiaries) or its equivalent in any other currency is not paid on the due date for payment therefor or after the expiry of any applicable grace period or shall become due or become capable of being declared due prior to its original maturity by reason of default;

(J)           if either Borrower shall be in breach of any law or shall, in connection with Phase IA permit any construction, safety or maintenance requirement not to be observed, in any such case, to an extent or in a manner that would have a material adverse effect (effet défavorable significatif) on the financial condition of the Borrowers;

(K)          if the beneficiary of any Security Interest in respect of an aggregate obligation exceeding € 1,500,000, in the case of the Financing Company, and € 7,500,000, in the case of the Operating Company (or any Subsidiary thereof other than the Non Recourse Subsidiaries or the Limited Recourse Subsidiaries), or its equivalent in any other currency, makes a valid application to any tribunal for the purpose of enforcing its rights under such Security Interest;

(L)           if a court-appointed custodian (séquestre judiciaire) is validly appointed for the whole or any material part of the Phase IA Assets or undertaking of either Borrower (or any analogous proceeding or action is taken in respect of any of the Phase IA Assets) or an attachment (saisie-conservatoire) or opposition, a garnishment (saisie-attribution), a foreclosure (saisie-immobilière) or any other execution of a judgment is made against the whole or any material part of the assets of either Borrower (or an analogous proceeding or action is taken in respect of any such assets) unless application to discharge the same is made in good faith and the same is discharged within the shortest practicable period after being made;

(M)         (1)           (i) if an application is made by either Borrower for the institution of proceedings for judicial reorganisation (redressement judiciaire) as provided for in articles L.620-1 seq. of the Code de commerce or (ii) on the initiative of a creditor or following an application by the Procureur de la République a court becomes seized of such proceedings with respect to either Borrower and such application is not withdrawn or the decision that no redressement judiciaire is required is not made by the competent court within 15 Business Days; or

(2)           if a liquidator (mandataire-liquidateur) is appointed or any order is made or an effective shareholders resolution is passed for the dissolution (other than a dissolution of the Financing Company following its absorption by the Operating Company) of either Borrower except in the course of a scheme of reorganisation or amalgamation previously approved by the Agent;

(N)          if either Borrower makes a sale of assets (cession de biens) or admits in writing its inability to pay its debts as the same become due or is in cessation of payments (cessation de paiements) (as defined in article 621-1 of the Code de commerce or makes an application for the appointment of a conciliator (conciliateur) with a view to a settlement (accord amiable) pursuant to articles L.611-3 seq. of the Code de commerce;

(O)          if TWDC ceases to own, directly or indirectly, at any time, the following number of fully paid up shares:

(1)           until 31 December 2016, such number of shares as represents at least 39 per cent. of the share capital of Euro Disney S.C.A.;

(2)           at least one share in the Financing Company; and

(3)           at least 97 per cent. of the share capital of (a) the associé commandité (general partner) of Euro Disney S.C.A., (b) two of the associés commandités (general partners) of the Operating Company, (d) a gérant (manager) of Euro Disney S.C.A. or (e) a gérant (manager) of the Financing Company;

(P)          (1)           the occurrence of any event of default as defined in any contract or instrument relating to borrowed money to which EDL Hotels SCA is a party as a result of non-payment of any amount at least equal to € 7,500,000, which renders such borrowed money capable of being declared due prior to its contractual maturity unless remedied within any applicable grace period; or

(2)           any borrowed money of EDL Hotels SCA is declared due and payable prior to its contractual maturity by the creditor or creditors thereof;

(Q)          any resolution shall without the prior written consent of the Agent be passed by the shareholders of either Borrower for the purposes of effecting any change in the objects or corporate form of such Borrower as the same exist as at the Restatement Date;

(R)          if the Borrowers fail (for whatever reason) to obtain any authorisation referred to in paragraph (E) of Clause 23 (General Undertakings) and paragraph (E) of Clause 24 (Project Undertakings) or if any of the Debtors or a Subsidiary shall fail to comply with any of the obligations under the Amended and Restated Common Agreement;

(S)           any reduction of the share capital of Euro Disney S.C.A. or the Operating Company other than a reduction of capital based on losses;

(T)          if any person other than PriceWaterhouseCoopers or another firm of statutory auditors (commissaires aux comptes) of like standing and international repute is engaged as statutory auditor of either Borrower;

(U)          if the Operating Company ceases to be a société en commandite par actions or if the exclusive right to appoint the gérant thereof is not vested in fact in a Disney Controlled Affiliate.

(V)          any one of the ratios referred to in clause 2 of the Covenants is not complied with for the any Financial Year N, provided that the Agent may not give notice of acceleration prior to 30 January of the Financial Year N+1 or, in the event of any change in accounting rules and principles, prior to 28 February of the Financial Year N+1, if and to the extent that such failure to comply is remedied in accordance with the following conditions:

Euro Disney Associés or Euro Disney S.C.A. may restore the DSCR or, as the case may be, the Forecast DSCR using either (i) new cash contributions in the form of reserves (fonds propres) or Subordinated Indebtedness of Euro Disney Associés or (ii) waivers of debts (whether or not with a “better fortunes” clause (clause de retour à meilleure fortune) attached thereto) or deferred payments which may, in either case, give rise to a payment only after the date on which all sums due (in principal and interest) under the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements have been repaid in full and have been the subject of a subordination agreement to be entered into with CDC (the “Restoration Amount”).

The Restoration Amount (which shall be added to the numerator in the calculation of the DSCR or the Forecast DSCR) shall be the higher of:

(i)            the Restoration Amount resulting in the DSCR being restored; and

(i)            the Restoration Amount resulting in the Forecast DSCR being restored;

The cash flow of Euro Disney Associés shall have fully benefited from the Restoration Amount not earlier than 30 June of Financial Year N and not later than 30 January of Financial Year N+1 or, in the event of any change in the accounting rules and principles, not later than 28 February of Financial Year N+1;

(W)         the fact that the Operating Company ceases at any time to operate or to have the right to operate the Parc Disneyland;

(X)          if Euro Disney S.C.A. (a) ceases to hold (i) the number of shares held by it in the Operating Company at the Restatement Date, or (ii) less than two thirds of the share capital of the Operating Company or (iii) at least 97 per cent. of Euro Disney Commandité SAS, (b) ceases to be listed in the Paris Stock Exchange (except in the case of any delisting imposed by the market authorities), (c) carries on a business other than (i) holding of shares in Euro Disney Associés and Euro Disney Commandité SAS, (ii) make its excess cash available to Euro Disney Associés in accordance with paragraph 7 of the Covenants, (iii) supplying administrative services to Euro Disney Associés and (iv) to be a contracting party to the agreements which were not transferred pursuant to the Contribution Agreement or (d) amends its objects or its accounting period compared to the same as provided in its statuts as amended by the shareholders pursuant to the extraordinary general meeting (assemblée générale extraordinaire) convened, in particular, to decide on the Contribution;

(Y)          if the Operating Company makes any repayment to its shareholders (or any of them) in respect of contribution premiums (primes d’apport) resulting from the Contribution and recorded in its accounts (compte comptable du plan comptable general n°104 “primes liées au capital”) in a minimum amount of € 122.2 million;

(Z)          if the Operating Company pays any Royalty or Management Fee in respect of any of the three quarters from 1 January to 30 September 2003 in contravention of the terms of the letters dated 28 March 2003 sent to Euro Disney S.C.A. by the Walt Disney Company (Netherlands) B.V. and Euro Disney S.A. respectively.

(2)           (A)          In the event that the Agent believes that an event has occurred which if material or which if it might have a material adverse effect would constitute an Event of Default, the Agent shall have the right but not the obligation to contact one of the financial institutions named in paragraph (B)(10)(b) of Clause 1 (Definitions and Interpretation) with a request for such a certificate as is mentioned in that paragraph.  It shall not be entitled to request such a certificate from more than one such financial institution unless the first financial institution contacted has refused to give such a certificate for any reason other than its determination that such event is not “material” or has not had a “material adverse effect” as those terms are defined in paragraph (B)(10) of Clause 1 (Definitions and Interpretation). Before contacting any financial institution to request such a certificate, the Agent shall give notice in writing of such proposed contact to the Borrowers.

(B)          Such financial institution shall not be granted any waiver nor indemnification against liability in connection with the performance of its duties in rendering such certificate as is mentioned in paragraph (B)(10)(b) of Clause 1 (Definitions and Interpretation).

(C)          The Agent and the Borrowers shall each provide promptly to such financial institution, with copies to the other party, all such information as it may reasonably request to assist it in making its determination.

(D)          Unless the Agent has determined that an Event of Default has occurred by reference to a provision where such a certificate would be relevant without first having obtained such a certificate, the Borrowers may not initiate any request for any such certificate as is mentioned in paragraph (B)(10)(b) of Clause 1 (Definitions and Interpretation), but in the event that the Borrowers are permitted by this paragraph to initiate such a request the procedures contained in this paragraph (2) shall be read to apply, where applicable, to such a request by the Borrowers in lieu of the Agent.

(E)           In the event that any such certificate is issued the Agent shall promptly send a copy of the same together with the summary description of facts on which it is based to the Borrowers and the Banks.

(F)           The Borrowers shall pay the reasonable fees and expenses of any financial institution contacted by the Agent hereunder provided that such financial institution has issued to the Agent the certificate mentioned in paragraph (B)(10)(b) of Clause 1 (Definitions and Interpretation) to the effect that a fact, event or circumstance was “material” or has had a “material adverse effect” as those terms are defined in such paragraph.

(G)          Any financial institution engaged hereunder shall agree to enter into a confidentiality agreement with the Borrowers substantially similar to the confidentiality obligations of the Banks contained in Section XVI (Confidentiality).

(H)          The decision of the financial institution issuing such a certificate shall be binding to the extent stated in paragraph (B)(10)(b) of Clause 1 (Definitions and Interpretation).

SECTION XII
CO-DEBTOR, INDEMNITIES,
NO RECOURSE AND SUBROGATION

28.          CO-DEBTOR

(A)          The Operating Company hereby acknowledges that it is unconditionally and irrevocably a joint and several co-debtor (co-débiteur solidaire) in respect of all obligations of the Financing Company to the Agent and the Banks under the Financing Documents which the Agent and the Banks and the Financing Company hereby accept.  Without prejudice to the generality of the foregoing, the Agent and the Banks shall not be required to take any legal proceedings or other step against the Financing Company, nor to give notice or make any protest or demand to the Financing Company concerning the failure by the Financing Company to fulfil any of its obligations under the Financing Documents before requiring performance by the Operating Company of its obligations as co-debtor.

The Operating Company expressly acknowledges in its capacity as co-debtor that (i) it will in no event be able to invoke the bénéfice de division et de discussion (benefit of division and discussion) and (ii) that its obligations under this Clause will not be affected or diminished in any manner by reason of any act or omission by the Agent or the Banks in respect of the Security Interests granted by the Financing Company pursuant to the Agreement.

(B)           The Operating Company acknowledges that, in its capacity as co-debtor with the Financing Company, as provided for in paragraph (A), its obligations constitute primary obligations and not a guarantee or other secondary obligation. Without limiting the generality of the foregoing, the Operating Company acknowledges in particular, but without limitation, that its obligations under this Clause shall not (to the extent permitted by law) be affected by any of the following events or circumstances:

(i)            the taking of proceedings, whether judicial, administrative, non-judicial or voluntary with a view to the dissolution or redressement judiciaire (judicial reorganisation) of either Borrower enabling either Borrower to suspend payments or any proceedings having a similar purpose or effect;

(ii)           any express or tacit consent, waiver, extension, indulgence or forbearance granted by the Banks to either Borrower with respect to all or any part of its obligations under any of the Financing Documents;

(iii)          the illegality, invalidity or unenforceability of all or any provisions of any of the Financing Documents;

(iv)          the lack of legal existence or capacity of the Financing Company or any other factor which may render its obligations under any of the Financing Documents illegal, invalid or unenforceable;

(v)           the existence of any exchange control, moratorium or governmental, administrative or any other measures the effect of which is to prevent either Borrower from fulfilling its obligations under any of the Financing Documents or to render such fulfilment more onerous or less favourable than provided for therein.

(C)           The Operating Company hereby, in its capacity as co-debtor, waives any rights of subrogation which it may have against the Financing Company as a consequence of any payment made by it to the Agent or the Banks hereunder, until complete payment has been made of all amounts payable by the Borrowers under the Financing Documents.

Neither Borrower shall seek to exercise or enforce any rights against the other on the basis of Security Interests nor, in the case of the Operating Company, by reason of its obligations of co-debtor hereunder, nor shall either Borrower compete with the Agent and the Banks as a creditor of the other Borrower in the insolvency, dissolution or redressement judiciaire of such other Borrower, or otherwise, and each Borrower shall postpone all claims which it may otherwise have against the other Borrower until complete satisfaction of all outstanding claims of the Agent and the Banks against the Borrowers arising out of the Financing Documents.

(D)          All payments made by the Operating Company as co-debtor hereunder shall be made in Euro.

29.          INDEMNITIES

Without prejudice to any other provision of the Agreement, each Borrower irrevocably undertakes to hold harmless and to indemnify the Agent and the Banks from and against all loss or expense suffered or incurred by them or any of them as a result of:

(A)          the breach by such Borrower of any obligation, other than its obligations to pay, under the Financing Documents, the Master Agreement, the Phase IA Documents, the Disney Support Documents, the CDC Loan Agreements, the Financing Company’s Phase IA Partners Advances Agreement, the CDC Second Park Agreements, any CDC Subordinated Long Term Debt Agreement, the Common Agreement or the Crédit-Bail Agreement;

(B)          the occurrence or continuance of an Event of Default or the taking of any of the actions referred to in Clause 26 (Consequences of Event of Default);

(C)          receipt or recovery of any part of a Loan on a date which is not the last day of an Interest Period relating to such part;

(D)          the taking of any measures by the Agent or the Banks reasonably taken to enforce compliance with any material provision of the Financing Documents by such Borrower or to obtain compensation or other redress as a result of any non-compliance by such Borrower with any of the Financing Documents; or

(E)           the provisions of paragraph (H) of Clause 32 (The Agent), provided that in no event shall either Borrower be liable under this sub-paragraph (E) for the gross negligence or wilful misconduct (faute lourde ou dol) of the Agent.

The indemnity in this Clause shall (without limiting its generality) extend to losses and expenses suffered or incurred in liquidating deposits or re-employing funds taken or borrowed to fund a Loan or any part thereof or any overdue amount.

30.          NO RECOURSE AGAINST FINANCING COMPANY PARTNERS, FINANCING COMPANY NOT A CO-DEBTOR

(A)          Notwithstanding the provisions of article L.221-1 of the Code de commerce, but without in any way limiting or otherwise affecting any other provisions of the Agreement, the Agent and each of the Banks hereby expressly and irrevocably waive any and all right of recourse which they may otherwise be entitled or believe themselves to be entitled to exercise against any of the partners of the Financing Company with respect to any of the obligations of the Financing Company assumed by it under the Financing Documents. For the avoidance of doubt, such waiver shall be without prejudice to the obligations of the Financing Company’s partners to make advances in accordance with the Financing Company’s Phase IA Partners Advances Agreement.

(B)          The Banks hereby recognise and agree that notwithstanding that the Security Interests granted by the Financing Company pursuant to the Agreement secure performance of the obligations of both the Financing Company and the Operating Company under the Financing Documents, the Financing Company is not a joint and several co-debtor (co-débiteur solidaire) in respect of the Operating Company’s obligations under the Financing Documents.

31.          SUBROGATION

Each Borrower hereby irrevocably agrees to subrogate the Agent and the Banks in all retention of title clauses except those arising between the Borrowers which it may hereinafter possess, with respect to any movable property comprised in the Phase IA Assets and undertakes to do all things which may be necessary, in the opinion of the Majority Banks, to give full legal effect to such subrogation.

SECTION XIII
THE AGENT AND THE BANKS

32.          THE AGENT

(A)          The Agent is hereby appointed by the Banks to be the agent of the Banks in respect of the Financing Documents. Each Bank irrevocably authorises the Agent to take such action on such Bank’s behalf and to exercise such powers in respect of the Financing Documents as are specifically delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, except that the Agent shall not be entitled to initiate any legal proceedings before a court of law on behalf of a Bank, or make any settlement on behalf of any Bank, without the consent of such Bank.  In respect of the mortgage documents, each Bank shall enter into an escrow deposit agreement with the Agent in the form determined by the Agent.

(B)          The Agent shall have no duties or responsibilities except those expressly set out in the Financing Documents. The Agent hereby undertakes to acknowledge receipt of all documents supplied to it pursuant to paragraph (A) of Clause 25 (Information Undertakings) provided that (i) any failure to do so for any reason shall not result in any liability of the Agent to any person and (ii) such undertaking or any failure to comply therewith shall be without prejudice to the generality of such paragraph (A) or of the consequences of non-compliance therewith and the rights of the Agent and the Banks arising therefrom.

(C)          None of the Agent and its directors, officers, employees or agents shall, in such capacity, have any responsibility for:

(i)            any failure or delay by any Bank to fulfil any of its obligations under the Financing Documents;

(ii)           any failure or delay of the Borrowers to fulfil any of their respective obligations under the Financing Documents;

(iii)          the truth of any representation or warranty made by the Borrowers in the Financing Documents, or any request for authorisation or certificate;

(iv)          the validity, legality, enforceability or sufficiency of the Financing Documents; or

(v)           any action taken or omitted to be taken by the Agent in connection with the Financing Documents, except that the Agent shall be liable for its own gross negligence or wilful misconduct (faute lourde ou dol).

(D)          The Agent shall be entitled to rely upon any writing, notice, certificate, telex, facsimile, table, statement, order or other document believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper person. The Agent shall be entitled to rely on the advice and opinions of any advisers, experts or consultants selected by it or given in accordance with the

Financing Documents and shall not be liable to any of the Banks or to the Borrowers for any of the consequences of such reliance.

(E)           The Agent may treat each Bank named as a party to the Agreement as the person entitled to payments under the Financing Documents and the offices set out opposite a Bank’s name in Schedule 1 as its Designated Office, unless and until the Agent receives notice of an assignment, in accordance with Clause 39 (Assignment by the Banks) or notice of a change in Designated Office in accordance with Clause 37 (Designated Offices); the Agent may rely on any such notice until it is superseded by a further such notice.

(F)           The Agent shall not be under any obligation to inquire as to the performance or observance by the Borrowers of their respective obligations under the Financing Documents or of any other document referred to or provided for therein or in connection therewith or to inspect the assets or books of the Borrowers or any other person. The Agent shall not be obliged to take any steps to ascertain whether any Event of Default or Potential Event of Default has occurred and the Agent shall not be considered to have knowledge of the occurrence of an Event of Default or Potential Event of Default unless it shall have received notice thereof from a Bank, a Borrower, any Expert or the Insurance Consultant.

(G)          The Agent (or any entity related thereto) may accept deposits from, tend money to and generally engage in any kind of banking or other business with the Borrowers, including the opening of accounts, as if it were not the Agent (or, as the case may be, such entity), and may accept and retain any fees payable to it for its own account in connection with any of the Financing Documents or transactions contemplated in this paragraph without having to account therefor to any Bank.

(H)          The Banks agree (which agreement shall survive payment of all amounts due under the Agreement) to indemnify the Agent (to the extent not reimbursed by the Borrowers but without affecting the obligations of the Borrowers under the Financing Documents) rateably in accordance with their respective participations in the Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, taxes or disbursements of any kind and nature whatsoever which may be imposed on, incurred by, or assessed against the Agent, in its capacity as such, in any way relating to or arising out of the Financing Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted by the Agent in enforcing any of the terms thereof or preserving any rights thereunder, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the Agents gross negligence or wilful misconduct (faute lourde ou dol). The determination by the Agent as to the extent to the amount to be borne by Banks shall be final. The Agent shall not be obliged to expend its own funds or otherwise incur any financial obligation in connection with the Financing Documents unless it is assured to its satisfaction of reimbursement hereunder.

The Agent shall have no obligation under the Agreement to carry out, on behalf of any Bank, any procedures for the identification of counterparties in relation to any person, and each Bank hereby confirms to the Agent that is solely responsible for the verifications that it has the obligation to make and that it shall not rely on the Agent’s representations relating to such verifications.

(I)            (1)           Promptly after its receipt thereof, the Agent will (i) credit to the Operating Company’s Loan Accounts any proceeds received by it by reason of any délégation referred to in paragraph (F) of Clause 3 (Security Interests) and (ii) credit to the relevant Borrower’s Loan Accounts, except to the extent provided in paragraph (A)(1) of Clause 6 (Loan Accounts) any insurance proceeds received by it by reason of any délégation referred to in paragraph (D) of Clause 3 (Security Interests) provided that the obligations contained in this paragraph (1) shall be suspended for so long as any Event of Default or Potential Event of Default shall subsist and not have been waived by the Agent;

(2)           promptly after its receipt thereof, the Agent will forward to each Bank a copy of each report, notice or other document required by the Financing Documents to be delivered to the Agent by either or both of the Borrowers and, subject to the provisions of paragraph (J), will provide such other information to the Banks as it receives in its capacity as Agent concerning Phase IA, the Project, the Borrowers or other matters related to the Financing Documents as the Agent considers appropriate or as any of the Banks may request.

(J)           Each Bank severally represents and warrants to the Agent that independently and without reliance on the Agent, it has made its own independent investigation in respect of the financial condition and affairs of the Borrowers and in respect of Phase IA, the Additional Land and the Project and has not relied on any opinion expressed by the Agent in connection with the Financing Documents, the Master Agreement, the Disney Support Documents, the Phase IA Documents, the CDC Loan Agreements, the CDC Second Park Agreements, any CDC Subordinated Long Term Debt Agreement, the Phase IB Agreements, the Financing Company’s Phase IA Partners Advances Agreement, the Sales Agreement (Protocole de Vente), the VEFA, the Crédit-Bail Agreement or the Project, or any part or aspect thereof, and, without prejudice to the generality of the foregoing, each Bank severally represents and warrants that it has not relied on any interpretation placed by the Agent on the Project in respect of which the Agent does not accept any liability whatsoever, which the Banks hereby recognise and accept.

In addition, each Bank severally represents and warrants that it will continue to make its own independent appraisal of the credit-worthiness of the Borrowers and the viability of Phase IA or any other part of the Project and agrees that it will have no recourse to the Agent based directly or indirectly on any interpretation placed by the Agent by whatever means on any information or document relating to the Project. Each Bank further acknowledges that one or more drafts of the Agreement and the Schedules, as amended and restated, were made available to it for review prior to the Restatement Date, and that it is satisfied with the form and substance of the Agreement and the Schedules, as amended and restated.

Except for notices and other documents expressly required to be furnished to the Banks by the Agent under the Agreement, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any other person or concerning any part of the Project in any manner whatsoever which may come into the possession of the Agent or any entity related to it.

Nothing in the Agreement shall oblige the Agent to disclose any information relating to the Borrowers or any other person or the Project if such disclosure would or might, in the opinion of the Agent, constitute a breach of law or of its duty of secrecy or confidence.

(K)          Subject to the appointment of and acceptance by a successor Agent, the Agent may resign at any time by giving 90 days’ notice thereof to the Banks and the Borrowers. The Agent may be removed from its functions by a decision of Banks whose Outstanding Amount or aggregate Outstanding Amounts equal at least 75 per cent. of the Total Outstanding Amount. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent which shall be a lending institution (établissement de crédit).

If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty days after the retiring Agent’s giving notice of resignation, then the retiring Agent shall appoint a successor Agent.

Upon the acceptance of any appointment as Agent under the Agreement by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Clause shall continue in effect in respect of any action taken or omitted to be taken by it while it was acting as the Agent under the Agreement.

(L)           The Agent shall be entitled to terminate the appointment of and to appoint any bank or financial institution as a EURIBOR Reference Bank whenever it shall determine that such termination or appointment is necessary or desirable, provided that the Borrowers shall have given their prior written consent to such termination or appointment, which consent shall not be unreasonably withheld.

(M)         The Agent shall not be bound by any waiver, amendment, supplement or modification of the Agreement which directly affects its rights or obligations as Agent under the Agreement, unless it shall have given its prior written consent as Agent thereto.

(N)          The Agent shall:

(1)           unless it considers the matter in question not to be material, be bound (and shall in any event be entitled) to notify to the Banks any question relating to the exercise by the Agent of any discretion, or to the giving or withholding by it of any approval or waiver, or any matter dependent on its opinion, for any purposes under the Financing Documents;

(2)           in such event (but subject to paragraphs (O), (P), (Q) and (R)) act in accordance with the directions of the Majority Banks; and

(3)           in any of the cases referred to in paragraphs (O), (P), (Q) and (R) act only in accordance with an authority given pursuant to the relevant paragraph.

(O)          With the prior consent of the Majority Banks, the Agent may, and if directed to do so by such Bank or Banks, the Agent shall (but shall not otherwise):

(1)           (a)            approve any investment as an Authorised Investment;

(b)           agree that facts are correct, as envisaged by paragraph (B)(10) of Clause 1 (Definitions and Interpretation));

(2)           dismiss or select any Expert or any Insurance Consultant;

(3)           agree that an event, circumstance or state of affairs should be a Potential Event of Default or an Event of Default or grant any consent pursuant to Clause 27 (List of Events of Default) or any waiver of any Event of Default or Potential Event of Default;

(4)           take any action permitted by Clause 26 (Consequences of an Event of Default) or appoint a financial institution in accordance with paragraph (2) of Clause 27 (List of Events of Default);

(5)           give any approval pursuant to paragraph 3(A)(2)(vi) of Part One of Schedule 4(Cancellation or Reduction of Insurance);

(6)           agree to insurance monies being paid otherwise than to the Agent; or

(7)           specify any sum other than €1,525,000 pursuant to paragraph (A) of Part Three of Schedule 4 (Limit on Recoveries Payable to the Borrowers).

(P)           With the prior consent of a Bank or Banks whose Outstanding Amount or aggregate Outstanding Amounts equal at least 66 2/3 per cent. of the Total Outstanding Amount, the Agent may and if directed to do so by such Bank or Banks the Agent shall (but shall not otherwise):

(1)           agree that any of the undertakings contained in Section X (Undertakings) should not apply to any particular event, circumstance or state of affairs or give any approval, express satisfaction or grant any waiver in relation to any provision of such Section; or

(2)           subject to paragraphs (Q) and (R) as agent for the Banks, enter into an agreement with the Borrowers and/or any other party thereto modifying the provisions of any of the Financing Documents.

(Q)          With the prior consent of a Bank or Banks whose Outstanding Amount or aggregate Outstanding Amounts equal at least 80 per cent. of the Total Outstanding Amount, the Agent may and if directed to do so by such Bank or Banks shall (but shall not otherwise):

(1)           grant any waiver pursuant to paragraphs (A) to (F) of Clause 3 (Security Interests);

(2)           subject to paragraph (R) as agent for the Banks enter into an agreement with the other parties to the Agreement amending the terms of Schedule 4; or

(3)           amend Section XII (Co-debtor, Indemnities, No Recourse and Subrogation) or any instrument evidencing a Security Interest in favour of the Banks or release any property from the Security Interest created thereby.

(R)          Without the prior consent of all the Banks no modification or amendment, nor any waiver of rights under any of the Financing Documents, shall be made which would:

(1)           reduce the interest rate or rates or the rate or amount of any commission or fee payable to any Bank;

(2)           increase the principal amount of any Bank’s Outstanding Amount;

(3)           amend Clause 8 (Mandatory Repayment) or the definitions used therein or this paragraph (R).

(S)           Any action or decision taken or made by the Agent in accordance with the provisions of paragraphs (N), (O), (P), (Q) or (R) shall be binding on the Agent and the Banks and, in connection with any action or decision taken by the Agent, neither of the Borrowers shall be bound to enquire whether the provisions of such paragraphs have been observed.

(T)          To the extent that any consent, approval or discretion is expressed in the Agreement to be given or to be exercisable by the Agent under circumstances under which the Agent is required by the Agreement to act reasonably or not unreasonably, and to the extent that such consent, approval or discretion is by virtue of paragraphs (N), (O), (P), (Q) and (R) to be given, withheld or is exercisable at the direction of the Banks (or some of them) under such paragraph, then each Bank in exercising (or failing to exercise) its right to vote thereunder shall be bound to the same extent as if it had been named in the relevant paragraph in place of and to the exclusion of the Agent.

(U)          Whenever the Agent refers any question to the Banks for any of the purposes of paragraphs (N), (O), (P) (Q) or (R) it shall:

(1)           do so in writing;

(2)           state a time (being reasonable in all the circumstances) within which each Bank is to give directions as aforesaid; and

(3)           inform the Borrowers in general terms of the question referred, and the Borrowers may, if practicable, submit oral or written statements to all the Banks in respect thereof.

If not all the Banks reply to the Agent within the required time as aforesaid (or such longer time as the Agent may allow) then:

(1)           if the matter requiring decision is being decided under paragraph (N) or (O), the required majority shall be calculated by reference to the Aggregate Outstanding Amounts of the Banks who have so replied and not by reference to the Total Outstanding Amount;

(2)           otherwise any Bank which does not reply shall be deemed to have voted against the resolution in question.

33.          THE BANKS

(A)          The Banks and the Borrowers specifically recognise and agree that the obligations of each Bank under the Agreement are independent. No Bank shall be responsible to the Borrowers for any failure or alleged failure on the part of any other Bank or the Agent duly to perform its obligations under the terms of the Agreement nor shall the Agent be responsible to the Borrowers for the failure or alleged failure of any Bank so to perform its obligations under the Agreement.

The obligations of the Borrowers to any Bank or to the Agent shall not be diminished or affected by any failure or alleged failure on the part of any other Bank duly to perform its obligations under the terms of the Agreement nor shall the obligations of the Borrowers to the Banks be affected by any failure or alleged failure of the Agent so to perform its obligations under the Agreement.

Nothing contained in the Financing Documents and no action taken by the Banks pursuant to the provisions of the Financing Documents shall be deemed to constitute the Banks a partnership, association, joint venture or other entity.

(B)          The rights and remedies of any Bank may be exercised independently by it and shall not depend upon any joint or concurrent exercise thereof by any other Bank.

(C)          Except as otherwise expressly provided, each of the Banks and, to the extent necessary, the Borrowers, agrees each with the other that the indebtedness of the Borrowers to each of the Banks under the Agreement shall at all times rank equally and without preference.

(D)          If any Bank (a “Receiving Bank’) at any time receives or recovers payment (other than a payment received for the account of the Receiving Bank alone pursuant to Section VI (Changes in Circumstances)) of any amount under the Financing Documents in an amount greater, by reference to their respective Outstanding Amounts, than the amount received or recovered by any other Bank:

(i)            the Receiving Bank shall promptly pay to the Agent an amount equal to the excess so received or recovered;

(ii)           the Agent shall distribute that amount as if it had been received from the relevant Borrower; and

(iii)          as between such Borrower and the Receiving Bank, that amount shall be treated as not having been paid;

provided always that, in the event that any monies are recovered by a Bank in any separate legal action brought by such Bank after having given notice to the other Banks of such Bank’s intention to commence such legal action and an opportunity jointly to participate in such proceedings, such monies shall be recovered by it for its own benefit and that Bank shall be under no obligation whatsoever to share any such monies with any other Bank.

If a Receiving Bank shall be required to refund any amount received or recovered by it and paid to the Agent for distribution as provided in paragraphs (i) to (iii) above, each Bank shall promptly repay to the Agent for the account of the Receiving Bank such part of that amount as was so distributed to it together, if the Receiving Bank is required to pay interest on the amount refunded by it, with the corresponding portion of the interest so paid.

The Borrowers and the Banks expressly agree that payments by, or recoveries from, the Borrowers shall be shared as aforesaid without the need for any further consent of the Borrowers or the completion of any further formality whatsoever.

34.          INDEPENDENT CONTRACT

The Borrowers agree that none of the Agent or the Banks are under any obligation to obtain evidence in respect of or otherwise to satisfy themselves concerning the validity, legality or enforceability of any contracts or other arrangements related to Phase IA, Additional Land or the Project and, in the event that any such contract or arrangement or any provision thereof or documents relating thereto is put to any improper use or repudiated or proves invalid, illegal or unenforceable, or in the event of any commercial dispute relating to Phase IA, Additional Land or the Project, any such improper use, repudiation, invalidity, illegality, unenforceability or commercial dispute or any decision based thereon or settlement thereof shall in no way affect or impair the rights of the Agent or the Banks against the Borrowers under the Financing Documents or any other document therein referred to, or reduce or diminish in any manner whatsoever any of the obligations of the Borrowers to the Agent or the Banks.

35.          NO RESPONSIBILITIES FOR THE PROJECT OR THE MANAGEMENT OF EITHER BORROWER

(A)          Nothing in the Financing Documents nor in any of the documents or arrangements therein referred to or contemplated thereby shall be interpreted or construed in any manner so as to oblige the Agent or the Banks to assume any responsibility for the creation, operation or maintenance of the Project or any part thereof nor shall the Agent or the Banks be bound without their express written consent by any arrangements made by the Borrowers with third parties with respect to the Project or any part thereof.

(B)          Nothing in the Financing Documents nor in any of the documents or arrangements therein referred to or contemplated thereby shall be interpreted or construed in any manner as giving the Banks or the Agent the power to control the management of either Borrower and, accordingly, the Agreement shall not give rise to any interference (ingérence) in the management of the Borrowers’ affairs by any of the Banks or the Agent.  Each Borrower hereby irrevocably waives any right of recourse which it may at any time have against any other party to the Financing Documents, or any documents, arrangements referred to therein or contemplated thereby, arising out of or in any way related to any such interference or de facto management.

SECTION XIV
INSURANCE CONSULTANT

36.          INSURANCE CONSULTANT

(A)          At the Restatement Date the firm of insurance consultants appointed as Insurance Consultant is Marsh Conseil which shall continue in office until the earlier of (i) its resignation or removal by the Agent in accordance with its terms of appointment and (ii) the Discharge Date. In the event of any Insurance Consultant resigning or being removed as aforesaid, any successor Insurance Consultant shall be appointed by the Agent acting on behalf of the Banks with terms of reference similar to those of the first Insurance Consultant.

(B)          No party to any of the Financing Documents shall, in the absence of gross negligence or wilful misconduct (faute lourde ou dol) on its part, incur any liability to any other person on any account whatsoever in respect of any action taken or not taken by the Insurance Consultant.

SECTION XV
DESIGNATED OFFICES AND TRANSFERS

37.          DESIGNATED OFFICES

(A)          Subject to paragraph (B), each Bank will participate in the Agreement through its Designated Office.

(B)          Any Bank may at any time transfer its Designated Office to any other office of such Bank (which shall thereupon be deemed its “Designated Office”), provided that each Bank must have an office in Mainland France capable of being at any time a “Designated Office”, provided further that, in the case of Banks with their registered office in France, they undertake to continue to take into account for the calculation of their taxable profit in France the revenue arising out of the Agreement. The requirement for all Banks to have in Mainland France an office capable of being a Designated Office shall not apply to the Banks which are parties to the agreement dated 17 March 1995 and which, at the date of such agreement, did not have in France an office capable of being a Designated Office.

38.          ASSIGNMENT BY BORROWERS

Neither of the Borrowers shall be entitled to assign any of its rights under the Agreement.

39.          ASSIGNMENT BY THE BANKS

(A)          Each Bank (an “Assignor Bank”) may (at its own expense, except as otherwise expressly provided herein and subject to the Assignor Bank having complied with any law, regulation or practice relating to procedures for identification of counterparties) at any time transfer all or any part of its rights, benefits and obligations under or pursuant to the Financing Documents by assigning to any bank or financial institution (an “Assignee Bank”) which is either an affiliate of that Bank or otherwise is approved by the Operating Company in writing, such approval not to be unreasonably withheld.  Such a transfer shall only be made by way of assignment of all or part of the rights and benefits of the Assignor Bank under the Agreement in consideration of the agreement of each Assignee Bank to perform that percentage of such Banks obligations under the Agreement as corresponds with that percentage of such Bank’s rights and benefits so assigned to such Assignee Bank; Provided that (i) each Assignee Bank must have an office in mainland France capable of being at any time a Designated Office, (ii) any partial transfer relates to a minimum amount of €5,000,000 (which shall be reduced on the Repayment Dates by the amount of each repayment) and (iii) any Assignee Bank shall bear any additional tax cost resulting from such transfer.  It is hereby agreed that (x) the Operating Company may reasonably refuse its approval inter alia if there will be additional costs to be paid by the Borrowers as a result of the transfer to the proposed Assignee Bank, and (y) if the Operating Company fails to respond (with reasons in the case of refusal) within 7 days of a request for consent to assign it shall be deemed to have given approval. The requirement for all Banks to have in mainland France an office capable of being a Designated Office shall not apply to the Banks which are parties to the agreement dated 17 March 1995, which, on the date of such agreement, did not have an office in France capable of being a Designated Office.

(B)          If any Assignor Bank transfers all or any part of its rights, benefits and obligations as provided in paragraph (A), all references in the Financing Documents to the Assignor Bank shall thereafter be construed as references to the Assignor Bank and its Assignee Bank(s) to the extent of their respective participations and the Borrowers shall thereafter look only to the Assignee Bank (to the exclusion of the Assignor Bank) in respect of that proportion of the Assignor Bank’s obligations under the Agreement as corresponds to such Assignee Bank’s participation in the Agreement (or, as the case may be, in respect of those proportions of the Assignor Bank’s obligations under the Agreement as correspond to such Assignee Banks’ respective participations in the Agreement) and accordingly the Assignor Bank’s Outstanding Amount shall be appropriately reduced and the Assignee Bank shall assume (or, as the case may be, the Assignee Banks shall proportionately assume) an Outstanding Amount equivalent to such reduction in the Assignor Bank’s Outstanding Amount.

(C)          A Bank may disclose to a potential Assignee Bank which is either an affiliate of a Bank, or otherwise is approved by the Operating Company in writing, such approval not to be unreasonably withheld, and which in either case has signed a confidentiality undertaking in favour of the Borrowers in the terms set out in Clause 40 (Confidentiality), such information about the Borrowers and their respective financial conditions, Phase IA and the Project as shall have been available to the Banks generally.

(D)          The Borrowers and the Banks hereby declare that it is not their intention to effect any novation of the Borrowers’ obligations under the Financing Documents through the operation of this Clause or Clause 14 (Consequential Action).

(E)           If any assignment shall be made pursuant to this Clause, the Assignor Bank and the Assignee Bank shall notify the Agent thereof in accordance with the provisions of Schedule 3 and the Assignor Bank shall pay to the Agent the Agent’s charges and expenses of recording such transfer in accordance with normal French banking practice.

SECTION XVI
CONFIDENTIALITY

40.          CONFIDENTIALITY

(A)          The Agent and each of the Banks (i) shall hold in strictest confidence and secrecy from any third party other than professional advisers and consultants (including the Expert and the Insurance Consultant) any and all data, information or reports made available by or received by them from either of the Borrowers or from any Disney Controlled Affiliate, or any of their agents, consultants or professional advisors (including the Expert and the Insurance Consultant) in connection with any of the Financing Documents, and (ii) shall not disclose any such information to any such third party without the prior written consent of the Operating Company which consent it may, in its sole discretion, withhold except:

(i)            any such data or information as is or becomes publicly known otherwise than as a result of any breach of the provisions of this Clause 40 (Confidentiality); or

(ii)           as required by any applicable law or directive; or

(iii)          as required by any court of competent jurisdiction; or

(iv)          as may be permitted in accordance with any other provision of the Agreement; or

(v)           with the consent of the Operating Company (such consent not to be unreasonably withheld) such information or data as may be necessary to protect the interests of the Agent or any of the Banks under the Financing Documents.

(B)          The Agent and each of the Banks shall take all reasonable steps to ensure that any confidential data or information received by them from the Borrowers in connection with the Agreement which is disclosed to their employees is so disclosed only to the extent necessary for the purpose of the administration of the Financing Documents and, in all cases, on the condition that such information and data shall be kept confidential except for such purpose.

(C)          The Borrowers agree that the Agent and the Banks shall be entitled to share with any other of them and (with the consent of the Operating Company, such consent not to be unreasonably withheld) each proposed assignee of a Bank’s interest in the Finance Documents, any information possessed by it regarding the Borrowers or any part of the Project, including information relating to any liability and indebtedness of the Borrowers to any of them and to payments received by any of them from the Borrowers.

(D)          The provisions of this Clause 40 shall survive the payment in full of all amounts payable under the Financing Documents and the termination of the Agreement.

(E)           (1)           In the event that the Operating Company shall certify pursuant to paragraph (G) of Clause 24 (Project Undertakings) or paragraph (H) of Clause 25 (Information Undertakings) that to provide certain information would result in the release of confidential pricing information or technical or operational know-how which would be likely to be damaging in the hands of competitors, the Agent may, by notice in writing to the Operating Company, require that such information be made available to it subject to the provision by the Agent to the Operating Company of a separate confidentiality undertaking substantially in the terms of this Clause 40 but relating specifically to the information so provided.

(2)           Promptly after such information is so provided to the Agent, the Agent shall consult with the Operating Company and with the Expert and following such consultation shall determine whether such information is of such a nature as to be material to the Banks as a whole in connection with the Agreement.

(3)           In the event that the Agent so determines, the Banks shall be informed of the general nature of the information available and such information will be provided to such of the Banks which have entered into a separate confidentiality undertaking in favour of the Operating Company in the same form as that referred to in paragraph (1).

(F)           The Banks shall acquire no right under the Agreement to use, and shall not use, any trademark, name, design, character or symbol owned by The Walt Disney Company or any of its affiliates (including without limitation, the names “The Walt Disney Company”, “Disney”, “ABC” or “ESPN” either alone or in conjunction with or as a part of any other word or expression) or any marks, fanciful characters, designs, names, logos, trademarks, copyrights or other intellectual property of The Walt Disney Company or any of its affiliates or affiliated companies (the ”Companies”): (i) in any release, advertising, publicity or promotion, (ii) to express or imply any endorsement by The Walt Disney Company or the Companies of any of the Banks’ products or services, or (iii) in any other manner (whether or not similar to uses prohibited by paragraphs (i) or (ii) above), except with the written consent of The Walt Disney Company given prior to any instance of such use, which consent may be withheld by The Walt Disney Company in its sole discretion.  The provisions of the preceding sentence shall survive any termination or expiration of the Agreement or any determination that the Agreement or any portion thereof is void or voidable.

SECTION XVII
MISCELLANEOUS

41.                              PROCEDURES FOR IDENTIFICATION OF BORROWERS

(A)                               If, as a result of:

(a)                                the entry into force of any law or regulation or any amendment thereto (or any change in the interpretation or application thereof) after the date of the Agreement; or

(b)                                a change in either Borrower’s corporate form or share capital after the Restatement Date; or

(c)                                 the proposed transfer or assignment by a Bank of its rights and obligations under the Agreement to a party which is not a Bank,

the Agent or any of the Banks (or, in the case of paragraph (c) above, the proposed new Bank) must comply with procedures for the identification of the Borrowers but does not already have the relevant necessary information, each Borrower shall, upon request by the Agent or the relevant Bank, promptly supply, or procure the supply of, all documentation and other evidence reasonably requested by the Agent (for itself or on behalf of the Banks) or by the relevant Bank (for itself or, in the case of paragraph (c) above, on behalf of the proposed new Bank), so that the Agent or the relevant Bank or, in the case of paragraph (c) above, the proposed new Bank, is in a position to carry out and consider that it has duly carried out all procedures for the identification of the Borrowers required by applicable laws and regulations in the light of the transactions contemplated in the Financing Documents.

(B)                               Each Bank shall, upon request by the Agent, promptly supply, or procure the supply of, all documentation and other evidence reasonably requested by the Agent (for itself only), so that the Agent is in a position to carry out and consider that it has duly carried out all procedures for the identification of the Borrowers required by applicable laws and regulations in the light of the transactions contemplated in the Financing Documents.

42.                              NOTICES

Every notice, demand, request, consent, approval, waiver or agreement to be given or made under the Agreement shall be in writing and shall be delivered by hand or sent by prepaid registered mail or air mail if international or by telex or facsimile transmission. Notices will only be deemed to have been delivered and received when actually received. The contact information for each of the parties for such purposes shall respectively be as follows:

(i)                                      the Operating Company:

Address:                                               Euro Disney S.A.S.
Manager
Immeubles Administratifs, Route Nationale 34
77700 Chessy
Fax:   01 64 74 56 36
for the attention of the finance and treasury department

(ii)                                   the Financing Company:

Address:                                               Société de Gérance d’Euro Disneyland S.A.
Manager
Immeubles Administratifs, Route Nationale 34
77700 Chessy
Fax :              01 64 74 56 36
for the attention of the finance and treasury department

(iii)                                the Banks:

their respective details are set out in Schedule 1.

(iv)                               the Agent:

Address:                                               BNP Paribas
E.C.E.P.
ACI: CHD02B1
Project Finance
37, place du Marché Saint Honoré
75001 Paris
Fax: 33 1 42 98 19 89

or such other contact information as any party may from time to time notify the others as aforesaid.

Unless otherwise provided for in the Agreement, all notices from the Borrowers to any of the Banks shall be delivered to the Agent for transmission to the Banks concerned.

43.                              CALCULATIONS AND DETERMINATIONS

All sums which accrue by reference to the passage of time shall (a) accrue from day to day and (b) be calculated on the basis of actual days elapsed and a 360-day year.

Except as otherwise provided in the Agreement, the certificate of the Agent or the relevant Bank as to any amount due under the Financing Documents shall, in the absence of manifest error, be conclusive and binding.

44.                              EVIDENCE ACCOUNTS

The Agent shall open and maintain accounts in accordance with its usual practice in the name of each Borrower. The Agent shall debit from such accounts the amount of each Loan and the interest and other fees and charges accrued from time to time under the Financing Documents, and shall credit to the relevant accounts the amount of each payment by either Borrower of principal, interest, charges, fees and other amounts paid by either Borrower in accordance with the Financing Documents. The accounts so maintained by the Agent shall constitute prima facie evidence of the indebtedness and of amounts from time to time due from each Borrower to the Banks under the Financing Documents.

45.                              SUCCESSORS AND ASSIGNS

Subject to the provisions of Clauses 37 (Designated Offices) and 39 (Assignment by the Banks), the Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

46.                              NO WAIVER

No failure to exercise nor any delay in exercising any right or remedy against the Borrowers shall operate as a waiver thereof nor shall any single or partial exercise or any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided for in the Financing Documents are cumulative and not exclusive of any rights or remedies provided by law.

47.                              EFFECTIVE GLOBAL RATE

The parties to the Agreement expressly acknowledge that, by reason of the specific provisions thereof, it is not possible to determine precisely the effective global rate applicable to Loans in accordance with the provisions of the Consumer Code (Code de la consommation). However, each Borrower acknowledges that it has itself made all estimations which it considers necessary to ascertain the global cost of the Loans and acknowledges that it has received all necessary information to this end.  To comply with articles L.313.1 and L.313.2 of the Code de consummation, an indication by way of example of the effective global rate applicable to each loan will be given to each Borrower at the Restatement Date.  Moreover, the Agent shall, as and when the amounts required to be taken into account in its determination can be calculated, inform the relevant Borrower of the effective global rate by reference to each Loan made by it.

48.                              SURVIVAL OF WARRANTIES

All agreements, representations and warranties made in the Financing Documents or any document therein referred to shall remain in force and inure to the benefit of each party’s successors and assigns.

49.                              SEVERABILITY OF PROVISIONS

The invalidity, illegality or unenforceability of any provision of the Agreement in any relevant jurisdiction shall not affect the validity, legality or enforceability of that provision in any other jurisdiction or of any other provision of the Agreement.

50.                              AMENDMENTS AND ABSENCE OF NOVATION

The Agreement states the entire agreement and understanding of the parties thereto as to the matters referred to therein, supersedes any and all previous documents and discussions between such parties with respect thereto and may be amended only by means of an instrument in writing signed by the authorised representatives of the Borrowers and those of the Banks.  The parties to this Agreement agree that, at the Restatement Date, no novation is effected in respect of the indebtedness arising thereunder.

51.                              LANGUAGE

(A)                             The Agreement has been drawn up and executed in the French language and the French text shall prevail in the case of any discrepancy between such text and any version thereof which may exist in another language.

(B)                               Except as otherwise expressly provided, every notice, instrument, certificate or other document to be given by one party to another shall be in the French language or in the English language, in which case it shall be accompanied by a French version, certified by such party to be a faithful rendering of the English version. Notices by the Agent to the Banks shall be in the English language. Financial information and statements and the Borrowers’ Certificates shall be delivered in the French language and accompanied by an English version certified by the party delivering the same to be a faithful rendering of the French language version.

SECTION XVIII
GOVERNING LAW AND JURISDICTION

52.                              GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of France.

53.                              JURISDICTION

Any dispute between the parties arising from the Financing Documents including, without limitation, disputes relating to the validity or the interpretation thereof, or the performance by any party of its obligations thereunder shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

Amended and restated in Paris,
as at the Restatement Date.

Sche dule 1
Banks

Banks	SNC Loan	SCA Loan
	€	€

Banco Santander Hispano S.A	4 531 694.00	2 047 260.15

Bank of America N.A.	10 448 936.25	4 710 328.47

Bank of Nova Scotia	7 872 098.91	3 534 496.14

Bank of Scotland	12 033 375.63	5 376 075.27

Banque Fédérative du Crédit Mutuel	2 154 797.02	967 223.24

Bayerische Hypo- und Vereinsbank	8 248 502.70	3 726 383.72

B.N.P. PARIBAS	8 587 252.41	3 872 488.28

B.R.E.D. Banque Populaire	2 154 797.02	967 223.24

CALYON	5 520 365.59	2 491 044.93

Crédit Industriel et Commercial	3 864 437.42	1 734 629.15

Citibank NA New York	5 890 119.97	2 618 553.51

Crédit Agricole S.A.	4 803 234.67	2 172 790.90

Crédit Foncier de France	4 740 922.57	2 128 056.82

Credit Suisse First Boston	10 421 814.01	4 665 813.67

Deutsche Bank AG	42 281 639.63	19 030 699.74

Dresdner Bank AG	8 628 664.74	3 873 146.75

Goldman Sachs Paris Inc	19 902 921.06	8 921 596.01

JPMorgan Chase Bank	2 154 797.02	967 223.24

Natexis Banques Populaires	19 917 431.12	8 946 455.24

Morgan Stanley Bank International Limited	4 531 694.00	2 047 260.14

TOTALS	188 689 495.75	84 798 748.59

Schedule 2
Form of Notice of Interest Period

To:                              BNP Paribas
B.O.C.I.
ACI: CSE02A1
150 rue du Faubourg Poissonnière
75010 Paris

20 [•]

Dear Sirs,

Euro Disneyland in France

1.                                      We refer to the agreement (the “Facility Agreement”) restated with effect from 1 October 2004 between (1) Euro Disneyland S.N.C. and Euro Disney Associés S.C.A. as Borrowers, (2) the Banks listed in Schedule 1 and (3) yourself as Agent for the Banks.

2.                                      We hereby notify you of the duration of the next Interest Period of our Loan as follows:

Relevant Loan:	[S.C.A. Loan / S.N.C. Loan]

Current amount of loan	€

Expiry date of current Interest Period:	[•] 20 [•]

Duration of the Interest Period requested for [the Loan/the remainder of the Loan after deduction therefrom of the amount referred to in 3 below]:

3.                                      in the event that the Loan is split in order to allow for the repayment of any part thereof on any Repayment Date:

(a)                                  amount payable on relevant Repayment Date: € [•];

(b)                                 duration of the Interest Period requested in relation to such part: [•].

4.                                      Terms defined in this notice have the meanings ascribed to them in the Facility Agreement.

Yours faithfully,

For and on behalf of:

[Relevant Borrower]

Schedule 3
Form of Notice of Transfer to the Agent

(Clause 39 of the Facility Agreement)

Date

To:                              BNP Paribas
G.E.M.O.A.
ACI: CHC01B1
37 place du Marché Saint-Honoré
75031 Paris Cedex 01

Dear Sirs,

Euro Disneyland in France
Loan Agreement (as amended and restated)

We,	(Assignor Bank) and (Assignee Bank),

hereby notify the Agent as follows:

1.                                      Pursuant to Clause 39 of the Facility Agreement [and (in the event that the Assignee Bank is not related to the Assignor Bank) after having been duly authorised under Clause 39(A)], the Assignor Bank hereby assigns its rights and transfer its participation in the Facility Agreement to the Assignee Bank in an amount of de € [•] (the “Participation”), being € [•] in respect of the SCA Loan and € [•] in respect of the SNC Loan.

2.                                      The details of the Assignee Bank are the following:

•                                          Designated Office:

•                                         FAO:

•                                         Telex:

•                                         Facsimile:

•                                         Bank account:

3.                                      The actual transfer of the Participation shall occur on [•].  As from such date, the Assignee Bank shall be regarded as a Bank for the purposes of the Facility Agreement with an Outstanding Amount equal to its Participation, and all the provisions of the Loan Agreement shall apply to it and shall be binding upon it, including, without limitation, the provisions of Clauses 52 (Governing Law) and 53 (Jurisdiction) which apply to this notice and which the Assignee Bank hereby irrevocably accepts hereunder.

4.                                      The Assignee Bank acknowledges that it is fully aware of the Security Interests (relating to movable property (sûretés mobilières) or real property (sûretés immmobilières)) and hereby accept all risks in connection with the real value of the collateral (gages) and the conditions of recovery of the debt of either Borrower by way of enforcement of such Security Interests.  The Assignee Bank also acknowledges that it is solely responsible for transferring and maintaining into force any rights or Security Interests attached to its Participation and that its shall, at its own expense, do all such acts and things and shall execute all such documents vis-à-vis the Borrowers and third parties as are necessary (including any notarized or private contracts (actes notariés or sous seing privé)), including under the Amended and Restated Common Agreement and the subordination agreement relating to the CDC Second Park Agreements, so as to ensure that the rights and obligations of the Assignor Bank are validly assigned to it pro rata to its Participation or that such rights and obligations are simply transferred to it in accordance with the requirements of French law, and the Bank hereby represents that it is fully aware of such requirements.

For the avoidance of doubt, the Assignee Bank hereby confirms (réitère) the powers and other rights granted by the Banks to the Agent in relation to the creation, perfection, maintaining and enforcement of the Security Interests.

5.                                      The Assignor Bank hereby confirms that it has complied with all laws or regulations or any practice relating to the procedures for the identification of counterparties.

6.                                      The Assignor Bank acknowledges that it owes to the Agent the amount of the costs relating to the transfer of its Participation, as shall be determined by the Agent, and undertakes to pay such amount on demand.

7.                                      Save as otherwise defined herein, terms defined in this notice have the meanings ascribed to them in the Facility Agreement.

Signatures:

Assignee Bank	Assignor Bank

Schedule 4
Insurance Memorandum

INDEX

Part One – Obligations of the Borrowers Relating to Insurance

1.	Introduction

2.	Insurance cover

3.	Provisions common to all insurances

4.	Information as to insurances

5.	Omission to comply with insurance provisions

6.	Procedure for reviewing and agreeing to replacement value of Project Assets

7.	Application of insurance proceeds

8.	General

Part Two –	Insurance Relating to the Operation Phase

Part Three –	Mandatory Endorsement

Part Four –	Form of Certificate to be sent to the Agent by the Brokers on behalf of the Borrowers

Part Five –	Notice of Delegation

Schedule 4
Insurance Memorandum

Part One
Obligations of the Borrowers Relating to Insurance

1.                                     INTRODUCTION

(A)                             This Schedule constitutes the Insurance Memorandum.

(B)                               Terms defined in the Facility Agreement have the same meanings in this Schedule, subject to paragraph 1(C).

(C)                               References to:

(a)                                 “Project Assets” are all assets owned or used by the Borrowers or either of them for or in connection with the Project;

(b)                                the “Facility Agreement” are to the agreement of which this Schedule forms part;

(c)                                 “paragraph” refers, unless the context otherwise requires, to a paragraph of the Part in which such reference appears;

(d)                                “Part” is to a Part of this Schedule.

2.                                     INSURANCE COVER

(A)                              Operational Phase

(1)                                 Scope and duration: the Borrowers shall obtain insurances against the risks and liabilities specified in Part Two and shall maintain these insurances in full force and effect up to the Discharge Date.

(2)                                 Undertakings: the Borrowers shall procure that such insurances:

(a)                                 are effected against the risks and liabilities specified in Part Two as varied from time to time under paragraph (B) or agreed or determined under paragraph 6;

(b)                                include only such provisions for self-insurance, whether by deductible or otherwise, as are so required under paragraph (B), or agreed or determined under paragraph 6.

(B)                               Additional Coverage

(1)                                 Insurances required by law: without prejudice to the other provisions of this Schedule, the Borrowers shall:

(a)                                 effect and maintain in full force those insurances which they are required to have by any applicable law; and

(b)                                effect and maintain in full force those insurances which they are required to have by the terms of any other contract to which they are at any time a party;

and this, until the Discharge Date.

3.                                     PROVISIONS COMMON TO ALL INSURANCES

(A)                             The Borrowers shall procure that:

(1)                                   insurances referred to in paragraph 2; and

(2)                                 all new policies or renewals pursuant to paragraph 2:

(i)                                    be placed through brokers and with insurers of good repute and of sufficient financial standing for the relevant insurance coverage as in each case the Agent may agree in writing, such agreement not to be unreasonably withheld;

(ii)                                 be in a form approved in writing by the Agent, such approval not to be unreasonably withheld;

(iii)                              comply with Part Three;

(iv)                             contain a provision whereby the insurers agree that they shall waive all rights of subrogation howsoever arising which they may have under the policy against all parties insured thereunder;

(v)                                provide that all the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and

(vi)                             contain an agreement by the insurer that notwithstanding any right of cancellation by the insurer arising or being exercised or any cancellation by either Borrower, whether voluntary or involuntary, each such policy shall continue in force (but not beyond the expiry date of each such policy) in respect of the Borrowers’ interest for the benefit of the Agent and the Banks for at least 30 days (or such lesser period as may be specified from time to time in respect of war and similar perils) after written notice of such cancellation shall have been given to the Agent and that no reduction in limits or coverage in respect of the Borrowers’ interest shall be made in any policy or any part thereof, except upon written approval of the Agent.

(B)                               The Borrowers shall use their best endeavours to insure the interests of the Agent and the Banks in respect of the Borrowers’ interests in policies effected pursuant to paragraph 2 in respect of Phase IA Assets regardless of any act or neglect of either Borrower or any breach or violation by either Borrower of any representations, warranties or conditions contained in such policies; provided always that if such interests are not so insured whether by endorsement or otherwise, the Agent on behalf of the Banks shall have the right but not the obligation to effect for their own account, but at the cost of the Borrowers, a mortgagee’s interest insurance (assurance de l’intérêt de créancier hypothécaire) on such terms and with such insurers as it shall in its absolute discretion determine.

(C)                               The Borrowers shall pay their appropriate proportion of the initial and subsequent instalments of premiums promptly as required by the terms of the policy or policies taken out in compliance with the foregoing provisions and shall promptly produce to the Agent copies of receipts (or other evidence of payment) for such instalments.  In the case of renewals of such policy or policies the Borrowers shall produce to the Agent evidence of each such renewal before the expiry of the policy or policies.

(D)                              The Borrowers shall procure that each broker who effects any such insurance policy writes a letter to the Agent substantially in the form set out in Part Four.

(E)                                With the exception of the Ancillary Insurance referred to in Part Two, the Borrowers undertake that they shall not substitute any other leading insurer for any leading insurer under any of the policies effected pursuant to the foregoing provisions, without, in each case, the Agent’s prior written consent.

4.                                     INFORMATION AS TO INSURANCES

(A)                              The Borrowers shall, and shall procure that the respective brokers through whom any of the said policies are effected shall, give to the Agent and the Insurance Consultant such information as to the insurance taken out or being taken out in compliance with the obligations of the Borrowers under the foregoing provisions or as to any other matter which may be relevant to such insurances as the Agent or the Insurance Consultant may reasonably request.

(B)                                If any material variation is proposed to be made to the terms of any insurance effected or maintained pursuant to the foregoing provisions, or if any other insurance in relation to the Project, and/or Project Assets or any part thereof or to any third party risks in relation thereto is proposed to be taken out by the Borrowers, the Borrowers shall give written notice thereof to the Agent promptly upon becoming aware of such proposal.

(C)                                On 28 February of each year the Borrowers shall advise the Expert Accountant if the insurance expenses including premiums and claims payment reserves to date is 120 per cent. of global insurance budget.

On receipt of such advice the Agent may in its discretion, after consultation with the Borrowers, require the Borrowers to take such actions as the Insurance Consultant has recommended.

5.                                     OMISSION TO COMPLY WITH INSURANCE PROVISIONS

If at any time the Borrowers shall fail to comply with any of the provisions of paragraph 2 then (without prejudice to the rights of the Agent and the Banks under the Facility Agreement) the Agent shall forthwith be entitled to procure such insurance in accordance with the aforesaid provisions at the expense of the Borrowers or at any time whilst such failure is continuing and if such insurance cannot be procured by the Agent on behalf of the Banks the Borrowers shall (without prejudice to any other obligations of the Borrowers hereunder or under the Facility Agreement) take all such reasonable steps to minimise the risks which are within their power and which do not conflict with their obligations under the Facility Agreement as may be required by the Agent.

6.                                     PROCEDURE FOR REVIEWING AND AGREEING REPLACEMENT VALUE OF PROJECT ASSETS

(A)                              On 28 February of each year the Borrowers shall advise the Agent if their estimate of the replacement value of the Project Assets as at 31 December in the immediately preceding year exceeds the sum insured in the insurances in force relating to the Project Assets.

(B)                                On 28 February of each year the Borrowers shall deliver to the Agent a report compiled by the Borrowers’ insurance brokers advising on the replacement value of the Project Assets and the adequacy of the sum insured in the insurances currently in force relating to the Project Assets.

(C)                                The Agent shall instruct the Insurance Consultant to consider such report and to advise the Agent within 30 days (or such other period as the Agent may reasonably agree) whether or not it agrees with the report and if it does not to give reasons to the Agent and the Borrowers.

(D)                               The Agent shall, within 28 days of receipt by it of a report from the Insurance Consultant on such estimates, notify the Borrowers in writing whether or not the Agent accepts such estimates, and, if not, provide substitute estimates and details of where the Agent disagrees with the Borrowers’ calculations or those of their insurance brokers.

If the Agent accepts such estimates, the same shall apply for the purposes of paragraph 2. If the Agent does not accept such estimates, then the Borrowers and the Agent shall work together in good faith to agree the estimate to apply and, failing such agreement within 14 days, either party shall be entitled to refer the dispute to the Expert. The Expert shall determine the dispute within 14 days from the date on which the dispute is referred to him, taking into account all such relevant information as may be submitted by the parties or as the Expert may reasonably require the parties to furnish from their records or as he may obtain from other reliable sources. The Expert shall act as a private and non-judicial expert and not as an arbitrator and, subject to any manifest error, its decision shall be final and binding on the parties hereto and the Agent shall instruct the Borrowers to insure forthwith for at least the sum so determined.

7.                                     APPLICATION OF INSURANCE PROCEEDS

Any insurance moneys which are referable to Phase IA or the Phase IA Assets will be applied in accordance with the provisions of the Facility Agreement.

8.                                     GENERAL

The Borrowers shall notify the insurers with whom the insurance policies herein referred to are effected and such other insurers as may be required that the Project Assets are the property of the Borrowers, and that the Borrowers’ interests therein are, to the extent specified in the Facility Agreement, subject to priority right (sûretés réelles) in favour of the Agent and the Banks and that the insurances relating to the Project or the Project Assets are, to the extent specified in the Facility Agreement, the subject of additional recourse to a third party debtor (délégations) of the relevant insurers as delegates (délégués) who are required to pay to the Agent all proceeds of such insurances and returns of premiums in respect thereof otherwise payable to the Borrowers, and shall ensure that the terms of this Schedule as applicable to each insurance are brought to the notice of such insurers as soon as practicable.

Schedule 4
Insurance Memorandum

Part Two
Insurance Relating to the Operation Phase

1.                                     PHYSICAL LOSS OR DAMAGE:

Insured parties:

•                  Borrowers

•                  Banks

Sum insured:

A combined physical damage and business interruption sum insured will apply (subject to deductibles) including an automatic reinstatement of sum insured provision.

Scope of cover:

Coverage will extend to physical loss of or damage to the property insured howsoever caused occurring during the period of insurance.

The best cover available in the market at reasonable cost will be purchased and in any event the sum insured and scope of cover shall be reviewed at the date the insurance is effected.

Effective date:

The date at which any risk or liability specified in this paragraph arises.  Coverage will be renewable annually.

Principal exclusions:

Loss, destruction or damage directly or indirectly caused by or occasioned through:

(a)                                  gradually operating causes such as wear and tear, erosion, corrosion etc.;

(b)                                 war, invasion, act of foreign enemy, revolution, insurrection or military or usurped power;

(c)                                  ionising radiations or contaminations by radioactivity from any nuclear component or fuel.

The property insured will comprise all Project Assets and all other property associated with the operation of the Project, wherever located, owned by the Borrowers or for which they are responsible, together with professional fees and debris removal fees incurred in the reinstatement of lost or damaged property.

This insurance cover will include physical loss or damage arising out of machinery breakdown.

Deductible

Not to exceed € 300,000 each and every loss or such other figure as may be agreed between the Borrowers and the Agent on the advice of the Insurance Consultant.

2.                                     THIRD PARTY LEGAL LIABILITY

Insured parties:

•                                           Borrowers

•                                           Banks

Limit of indemnity:

The Borrowers shall agree to maintain coverage of at least € 76,225,000, if obtainable in the market at a reasonable cost, and if not, the maximum coverage obtainable at a cost the Insurance Consultant considers reasonable.

Scope of cover:

Indemnity in respect of legal liability arising from the Borrower’s activities for:

(a)                                  death or bodily injury to or disease of any person;

(b)                                  loss or damage to property;

(c)                                   consequential loss;

occurring during the period of insurance.

Effective date:

The date on which any risk or liability mentioned in the present clause arises.  Coverage will be renewable annually.

Principal exclusions:

The insurance will not provide indemnity in respect of:

(a)                                  all war risks, nuclear risks or radioactive contamination risks;

(b)                                  penalties and liquidated damages;

(c)                                   marine, motor and aviation risks;

(d)                                  professional advice;

(e)                                   deliberate acts or omissions;

(f)                                     10-year civil liability (responsabilité civile décennale).

3.                                     ANCILLARY INSURANCES

(a)                                   Insurance required by statute:

Third party motor vehicle liability insurance,

(b)                                  Additional insurances:

(i)                                      Directors’ and officers’ civil liability;

(ii)                                   Embezzlement insurance (assurance contre les détournements).

4.                                     BUSINESS INTERRUPTION

Insured parties:

•                                           Borrowers

•                                           Banks

Limit of indemnity:

A combined physical damage and business interruption sum will apply in accordance with paragraph 1.

Scope of cover:

This insurance will cover fixed operation costs, variable operation costs, debt service and net profits.  Cover will be provided only if interruption in operations is directly attributable to losses covered under the physical damage and loss insurance.  Expenses which vary in direct proportion to increases or decreases in turnover are excluded.

Cover will include increased costs of working expended in order to avoid a reduction in turnover subject to an economic limit.

Effective date:

The first day of opening to the public of the asset concerned.

Principal exclusions:

This insurance will be governed by those exclusions referred to in paragraph 2 including inter alia:

•                                          damage resulting from receivership, seizure or destruction pursuant to customs or quarantine regulations, as well as damage due to destruction or confiscation by order of civil or military authority.

•                                           losses resulting from the imposition of a fine.

Deductibles:

€ 1,520,000 each and every loss, except on agreement of another figure.

Schedule 4
Insurance Memorandum

Part Three
Mandatory Endorsement

Each of the policies, to the extent it applies to Phase IA, effected pursuant to paragraph 2 of Part One in respect of physical loss or damage (including 10-year civil liability (responsabilité civile décennale)) or third party liability and will be endorsed with an endorsement stating in substance as follows or as near thereto as circumstances permit (except where the relevant policy contains, in circumstances where the Insurance Consultant considers this to be reasonable, a loss payable clause in favour of a third party contractor, not being a Disney Controlled Affiliate):

(A)                             PHYSICAL LOSS OR DAMAGE AND 10-YEAR CIVIL LIABILITY (RESPONSABILITE CIVILE DECENNALE) LOSS PAYABLE CLAUSE

By an amended and restated agreement between (1) Euro Disneyland S.N.C. and Euro Disney Associés S.C.A. (the “Borrowers”), (2) the Banks and financial institutions party thereto, and (3) BNP Paribas as Agent, the Borrowers delegated the relevant insurers as delegates (délégués) to pay to the Agent and the Banks as recipients (délégataires) of the proceeds of all insurance and the returns of premiums in respect thereof so far as the same relate to the Borrowers’ interest in Phase IA or the Phase IA Assets and the insurers accepted such additional recourse to a third party debtor (délégation).

Until the Agent shall have notified insurers to the contrary, all insurance proceeds and returns of premiums to be paid to the Borrowers up to € 1,525,000 or the equivalent in other currencies shall be paid to the Borrowers without any deduction or deductions whatsoever.  All insurance proceeds and returns of premiums to be paid to the Borrowers exceeding € 1,525,000 or the equivalent in other currencies shall be paid to the Agent without any deduction or deductions whatsoever.

(B)                               THIRD PARTY LOSS PAYABLE CLAUSE

Subject to the provisions of any applicable legislation, all sums payable in respect of any claim hereunder by an insured party shall be paid directly to the person whose claim(s) constitutes the risk or liability insured against provided that such person has executed a discharge of all claims against each of the insured parties in respect of the risk or liability in relation to which the claim was made save in cases where insurers are satisfied that the insured party has fully and unconditionally discharged the claim or liability when such sums shall be paid to the insured party or to its order.

Schedule 4
Insurance Memorandum

Part Four
Form of Certificate to be sent to the Agent by the Insurance Brokers on behalf of the Borrowers

To:                              BNP PARIBAS

[Date]

Dear Sirs,

We hereby confirm that the insurances specified in the list attached hereto are in effect on and in respect of the risks as set out in the attached certificate of insurance and that all premiums due at the date hereof in respect of such insurances have been paid in full. We also hereby confirm that the insurers have accepted their appointment by the Borrowers as recipients (délégataires) of the proceeds of such insurances and returns of premiums in respect thereof (copies of each of which appointment and acceptance of additional recourse to a third party debtor (délégation) are attached hereto) and that you are named as additional assured(s) on the insurance policies evidenced in the attached certificate of insurance for the periods stipulated therein.

Pursuant to instructions received from the Borrowers and in consideration of your approving our appointment or continuing appointment as brokers in connection with the insurances covered by this letter, we hereby undertake in respect of the interests of the Borrower in the insurances covered by the certificate of insurance:

1                                         to have endorsed on each and every policy as and when the same is issued loss payable clauses in the forms attached hereto together with a copy of such appointments and acceptances of additional recourse to a third party debtor (délégation) signed by authorised signatories of the Borrowers and the relevant insurers;

2                                         (i) to advise you promptly upon receipt of notice of any material changes notified to us which are proposed to be made in the terms of the insurances, (ii) to notify you subject to any automatic termination clause and any amendment of terms clause at least 10 Business Days prior to the expiry of these insurances if we have not received renewal instructions from the insured companies and/or any jointly insured parties or the agents of any such party, and in the event of our receiving instructions to renew, to advise you promptly of the details thereof, and (iii) to notify you at least 30 days prior to ceasing to act as brokers to the Borrowers (unless owing to circumstances beyond our control in which case we shall notify you promptly upon becoming aware that we shall cease, or that we have ceased, so to act);

3                                         to pay to you without any set-off or deduction of any kind for any reason any and all proceeds from the insurances received by us from the insurers except as might be otherwise permitted in the relevant loss payable clauses; and

4.                                      to advise you:

(i)                                    if any insurer cancels or gives notice of cancellation of these insurances at least 30 days (or such lesser period as may be specified from time to time in the case of war risks and similar perils) before such cancellation is to take effect;

(ii)                                  of any act or omission or of any event of which we have knowledge and which might reasonably be foreseen as invalidating or rendering unenforceable in whole or in part these insurances; and

(iii)                               if we cease to be brokers for the Borrowers or in respect of any of the insurances referred to in this letter, to hold the insurance slips or contracts, the policies and any renewals thereof or any new or substitute policies (in each case, issued only with the Agent’s consent), and the benefits of the insurances thereunder, insofar as attributable to the Borrowers to the extent held by us, to your order.

The above undertakings are given:

(a)                                 subject to any insurer’s right of cancellation (if any) of any of the policies referred to above following default in excess of 30 days in payment of premiums thereunder, but we undertake to advise you immediately if any such premiums are not paid to us by the due date and to give you a reasonable opportunity of paying such amounts of such premiums outstanding before notification of non-payment of premiums or notification of cancellation by the insurers; and

(b)                                subject to our continuing appointment for the time being as insurance brokers to the insured companies.

In carrying out the obligations referred to in this letter, we undertake to use the standard of professional care, skill and diligence to be expected of an insurance broker experienced in the placement of insurances in respect of major infrastructure projects and, save for loss or damage arising directly or indirectly from breach of those obligations, we shall be under no liability to the Agent or any Bank.

This letter shall be governed by and construed in all respects in accordance with French Iaw.

Yours faithfully,

Enclosures:

List of insurances	Notice(s) of Delegation

Certificate(s) of Insurance	Loss Payable Clauses

Schedule 4
Insurance Memorandum

Part Five
Notice of Delegation

By an amended and restated agreement between (1) Euro Disneyland S.N.C. and Euro Disney Associés S.C.A. (the “Borrowers”), (2) the Banks party thereto, and (3) BNP Paribas as Agent, the Borrowers have appointed the relevant insurers as delegates (délégués) to pay to the Agent and the Banks as recipients (délégataires) the proceeds of all insurance and returns of premiums paid in respect thereof so far as the same relate to the Borrowers’ interest in Phase IA or the Phase IA Assets and the insurers accepted such additional recourse to a third party debtor (délégation).

Notwithstanding this additional recourse to a third party debtor (delegation), it is noted that all recoveries under the insurances specified in Part Two of Schedule 4 of the Facility Agreement shall be paid in accordance with the provisions of the insurance policies applicable to the payment of such recoveries.

Signed this     day of   20

Euro Disneyland S.N.C.

Euro Disney Associés S.C.A.

Acknowledged and agreed this    day of       20

Schedule 5
Security Interests

Part One
Pledge of amounts under the Loan Accounts
(Contrat de nantissement du solde des Comptes de Prêts)

[This exhibit only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between a Borrower (either Euro Disneyland SNC or Euro Disney Associés SCA), and the Banks (BNP Paribas, as Agent for the Phase IA Banks, and CDC) to be used by such Borrower to pledge all amounts outstanding in its Loan Accounts in order to secure payments by the Borrower of all amounts due to the Banks under the CDC Ordinary Loan Agreement and the Phase IA Credit Agreement.]

Schedule 5
Security Interests

Part Two (A)
Additional recourse to a third party debtor (Convention de délégation imparfaite)
of co-Debtors other than the Operating Company

[This exhibit only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between a Borrower (either Euro Disneyland SNC or Euro Disney Associés SCA), an insurance company that issues an insurance policy to a Borrower covering damage to or loss of property, and the Banks(BNP Paribas, as agent for the Banks, and CDC), under which such an insurance company undertakes to pay to the Banks (by way of delegation) any amounts payable by that insurance company to the Borrower with respect to such an insurance policy.  This delegation secures the Borrowers’ (Euro Disneyland SNC and Euro Disney Associés SCA) payment obligations with respect to the Banks under the CDC Ordinary Loan Agreement and the Phase IA Credit Agreement.]

Schedule 5
Security Interests

Part Two (B)
Additional recourse to a third party debtor (Convention de délégation imparfaite)
of the Operating Company

[This exhibit only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between Euro Disneyland SNC, Euro Disney Associés SCA and BNP Paribas, as agent for the Banks, under which Euro Disney Associés SCA undertakes to pay the Banks (by way of delegation) any payments payable by Euro Disney Associés SCA to Euro Disneyland SNC under the Disneyland Park Lease.  This delegation secures the Borrowers’ (Euro Disneyland SNC and Euro Disney Associés SCA) payment obligations with respect to the Banks under the Phase IA Credit Agreement.]